Execution Version

PURCHASE AND SALE AGREEMENT
BY AND AMONG

PRC WILLISTON, LLC

AND

WILLISTON HUNTER ND, LLC,

COLLECTIVELY, AS SELLER

AND

ENDURO OPERATING LLC

AS BUYER

DATED AS OF

November 19, 2013

1.	DEFINITIONS		1
2.	PURCHASE AND SALE		8
	2.1	Interests	8
	2.2	Wells	9
	2.3	Equipment	9
	2.4	Production	9
	2.5	Easements and Surface Agreements	9
	2.6	Contract Rights and Permits	9
	2.7	Receivables; Security Interests	9
	2.8	Audit Rights	10
	2.9	Files and Records	10
	2.10	Retained Assets	10
3.	PURCHASE PRICE AND ALLOCATION		11
	3.1	Base Purchase Price	11
	3.2	Performance Deposit and Payment	11
	3.3	Adjustments to the Base Purchase Price	12
	3.4	Allocation of Base Purchase Price	14
4.	ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS		15
	4.1	Access	15
	4.2	Disclaimer	15
	4.3	Governmental Reviews	17
5.	SELLER’S REPRESENTATIONS		18
	5.1	Existence	18
	5.2	Authority, Binding Obligations	18
	5.3	Violations	18
	5.4	Payment of Royalties	18
	5.5	Taxes	19
	5.6	Material Contracts	19
	5.7	Litigation and Claims	19
	5.8	Sale Contracts	20
	5.9	Notices	20
	5.10	Take-or-Pay	20

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	5.11	Timely Payment	20
	5.12	Imbalances	20
	5.13	Outstanding Obligations	20
	5.14	Brokers	21
	5.15	Bankruptcy	21
	5.16	No Violation of Covenants	21
	5.17	Consents	21
	5.18	Preferential Purchase Rights	21
	5.19	Wells	21
	5.20	Environmental	21
	5.21	Audits	22
	5.22	Permits	22
	5.23	No Knowledge of Additional Interests	22
6.	BUYER’S REPRESENTATIONS		22
	6.1	Information	23
	6.2	Knowledge and Experience	23
	6.3	Formation, Good Standing and Authority	23
	6.4	Liability for Broker’s Fees	24
	6.5	Financial Resources	24
	6.6	Bankruptcy	24
	6.7	Consents	24
7.	TITLE		24
	7.1	Title Defects	24
	7.2	Additional Interests	25
	7.3	Notices	25
	7.4	Adjustments to Base Purchase Price	26
	7.5	Deductible for Title and Environmental Defects	28
	7.6	Termination	28
8.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY		28
	8.1	Environmental Defect Notice	28
	8.2	Remedy for Environmental Defects	29
	8.3	Acceptance of Environmental Condition	32
	8.4	NORM	32

	8.5	Environmental Indemnities	33
9.	THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS		33
	9.1	Third Party Notices	33
	9.2	Third-Party Exercise	34
	9.3	Third-Party Failure to Purchase	34
10.	CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING		34
	10.1	Seller’s Conditions to Closing	35
	10.2	Buyer’s Conditions to Closing	35
	10.3	Closing Settlement Statement	36
	10.4	Closing Date and Place	36
	10.5	Closing Activities	37
11.	POST-CLOSING OBLIGATIONS		38
	11.1	Recordation and Filing of Documents	38
	11.2	Records	38
	11.3	Post-Closing Statement	38
	11.4	Suspense Accounts	39
	11.5	Further Assurances	39
12.	TAXES		39
	12.1	Property Taxes	39
	12.2	Production Taxes	40
	12.3	Other Taxes	40
	12.4	Cooperation	41
13.	OWNERSHIP OF ASSETS		41
	13.1	Distribution of Production	41
	13.2	Proration of Income and Expenses	41
	13.3	Notice to Remitters of Proceeds	42
	13.4	Imbalances	42
	13.5	Pipeline and Other Non-Wellhead Imbalances	42
14.	INTERIM OPERATIONS		43
	14.1	Standard of Care	43
	14.2	Third-Party Notifications	44

	14.3	Bonds	44
15.	EXCHANGE PROVISION		44
16.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION		45
	16.1	Definitions	45
	16.2	Buyer’s Assumption of Obligations	45
	16.3	Buyer’s General Indemnity	47
	16.4	Seller’s General Indemnity	48
	16.5	Limitation on Indemnification	50
	16.6	Further Limitation on Indemnification	51
	16.7	Indemnification Procedures	51
	16.8	Exclusive Remedy	53
17.	CASUALTY LOSS		53
18.	NOTICES		54
19.	TERMINATION		55
	19.1	Termination	55
	19.2	Liabilities Upon Termination; Deposit Amount	55
20.	MISCELLANEOUS		56
	20.1	Entire Agreement	56
	20.2	Survival	56
	20.3	Selected Arbitration	56
	20.4	Choice of Law; Jurisdiction	57
	20.5	Assignment	58
	20.6	No Admissions	58
	20.7	Waivers and Amendments	58
	20.8	Counterparts	58
	20.9	Third-Party Beneficiaries	58
	20.10	Specific Performance	58
	20.11	Public Communications	59
	20.12	Headings	59
	20.13	Expenses	59
	20.14	Waiver of Consumer and Other Rights	59
	20.15	Employees of Seller	60
	20.16	Financial Information	60

20.17	Accounting Documentation	61
List of Exhibits:
Exhibit “A” – Schedule of Leases
Exhibit “A-1” – Equipment
Exhibit “A-2” – Retained Assets
Exhibit “B” – Schedule of Wells
Exhibit “C” – Allocated Values
Exhibit “D” – Conveyance
Exhibit “E” - Guaranty

List of Schedules:
Schedule 5.5 – Taxes
Schedule 5.6 – Material Contracts
Schedule 5.7 – Litigation and Claims
Schedule 5.8 – Sale Contracts
Schedule 5.9 – Notices
Schedule 5.11 – Good Faith Contests
Schedule 5.13 – Outstanding Obligations
Schedule 5.17 – Consents
Schedule 5.18 – Preferential Purchase Rights
Schedule 5.19 – P&A Wells
Schedule 5.20 – Environmental
Schedule 5.21 – Audits
Schedule 5.22 – Permits
Schedule 11.4 – Suspense
Schedule 13.4 – Production Imbalances
Schedule 20.15 – Available Employees

v

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Agreement”) is made and entered into as of November 19, 2013 (“Execution Date”), by and among PRC Williston, LLC, a Delaware limited liability company, and Williston Hunter ND, LLC, a Delaware limited liability company, each of whose address is 410 17th Street, Suite 1000, Denver, Colorado 80202 (collectively, “Seller”), and Enduro Operating LLC, a Delaware limited liability company, whose address is 777 Main Street, Suite 800, Fort Worth, Texas 76102 (“Buyer”) (Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”);
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined below) on the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1

1.	DEFINITIONS
1.1 Defined Terms – The following terms shall have the following meanings:
“Accounting Documentation” has the meaning set forth in Section 20.17.
“actual knowledge” means, with respect to Seller, the actual conscious knowledge (excluding any imputed or implied knowledge, or duty to investigate, of any kind) of any fact, circumstance or condition by R. Glenn Dawson, Bill Irwin, Jim Peay, and Scott Hunskor.
“Additional Interest” has the meaning set forth in Section 7.2.
“Affiliate” or “Affiliates” means with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.
“Agreement” has the meaning set forth in the Preamble.
“Allocated Values” has the meaning set forth in Section 3.4.
“Asset” and “Assets” has the meaning set forth in ARTICLE 2.
“Assumed Imbalances” has the meaning set forth in Section 13.4.
“Assumed Obligations” has the meaning set forth in Subsection 16.2.1.
“Available Employees” has the meaning set forth in Section 20.15.
“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than Saturday or Sunday, or legal holiday recognized by the State of Texas or the United States of America.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Group” has the meaning set forth in Section 16.1.
“Casualty Defect” has the meaning set forth in ARTICLE 17.
“Claim Notice” has the meaning set forth in Section 16.7.2.
“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character, whether known or unknown, including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.
“Cleanup” has the meaning set forth in Section 8.1(c).
“Closing” has the meaning set forth in Section 10.4.
“Closing Date” has the meaning set forth in Section 10.4.
“Closing Settlement Statement” has the meaning set forth in Section 10.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consents” has the meaning set forth in Section 9.1.
“Contracts” means all contract rights relating to the Assets, Interests, Wells, Equipment, Easements, Hydrocarbons, Surface Agreements or Permits, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, farmout agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, gas sales agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Assets; provided, however, the term “Contract” shall not include any (a) Lease or (b) contract or agreement which contains a confidentiality or, to the extent set forth on Schedule 5.17, assignable restriction for which Seller cannot reasonably secure a waiver prior to Closing by the other party(ies) to such contract or agreement.
“Control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.

“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, substantially in the forms set forth as Exhibit “D” attached hereto, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5.2.
“Current Tax Period” has the meaning set forth in Section 12.1.
“Deductible Amount” has the meaning set forth in Section 7.5.
“Defect Arbitrator” has the meaning set forth in Section 20.3.
“Deposit” has the meaning set forth in Section 3.2.
“DTPA” has the meaning set forth in Section 20.14.
“Due Diligence Period” has the meaning set forth in Section 7.1.
“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment or Surface Agreements, including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.
“Effective Time” means 7:00 a.m. local time where the Assets are located on September 1, 2013.
“Environmental Adjustment” has the meaning set forth in Section 8.2.1(iii).
“Environmental Defect” means (i) a condition or activity with respect to an Asset that causes, or could reasonably be expected to cause, an Asset to be in violation of any Environmental Law, or any surface or mineral lease obligation, whether an express or implied obligation, relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling, or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas (collectively, the “Regulated Substances”); or (ii) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at, or under an Asset in any manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any Governmental Authority with jurisdiction over the Assets, or by a surface or mineral lease or contract obligation, whether an express or implied obligation.
“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations issued, or promulgated by, any Governmental Authority now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous substances (collectively,

“Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Emergency Planning and Community Right–to-Know Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.
“Environmental Notice” has the meaning set forth in Section 8.1.
“Equipment” has the meaning set forth in Section 2.3.
“Estimated Property Taxes” has the meaning set forth in Section 12.1.
“Execution Date” has the meaning set forth in the Preamble.
“Financial Statements” has the meaning set forth in Section 20.16.
“Fundamental Representations” has the meaning set forth in Section 16.4.
“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.
“Hydrocarbons” has the meaning set forth in Section 2.4.
“Indemnified Party” has the meaning set forth in Section 16.7.1.
“Indemnifying Party” has the meaning set forth in Section 16.7.1.
“Interests” has the meaning set forth in Section 2.1.
“Lands” has the meaning set forth in Section 2.1.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decrees or official act of or by any Governmental Authority.
“Leases” has the meaning set forth in Section 2.1.
“Loss” has the meaning set forth in Section 8.1(d).
“Material Contract” means any Contract that constitutes:
(1)    any agreement with any Affiliate of Seller pertaining to an Asset;
(2)    any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or for the purchase, sale, processing, transportation or other disposal of any Hydrocarbons produced from or attributable to the Assets, in each case that is not cancelable without penalty or other payment on not more than thirty (30) days prior written notice;
(3)    any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Execution Date, other than non-consent penalties for nonparticipation in operations under operating agreements, or conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;
(4)    any tax partnership agreement to which Seller is a party binding or affecting any of the Assets;
(5)    any agreement that creates any area of mutual interest or similar provision with respect to the Assets or contains any restrictions on the ability of Seller or its assigns to compete with any other Person that will be binding on Buyer as an assignee of the Assets; and
(6)    any other agreement that (a) has resulted in aggregate payments by, or revenues to, Seller or its Affiliates with respect to the Assets or any portion thereof of more than Thirty Thousand Dollars ($30,000) within the past calendar year or (b) will obligate Seller or its Affiliates to make aggregate payments, or entitles Seller or its Affiliates to receive aggregate revenues, with respect to the Assets or any portion thereof of more than Thirty Thousand Dollars ($30,000) in any single future calendar year.
“Net Mineral Acres” means, as calculated separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s working interest in such Lease; provided, that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.
“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 16.7.3.
“Open Defect” has the meaning set forth in Section 7.4.3.
“Party” and “Parties” each has the meaning set forth in the Preamble.
“Permits” has the meaning set forth in Section 2.6.
“Permitted Encumbrances” means (i) any third party consents to assignment and similar agreements with respect to which waivers or consents are obtained prior to Closing; (ii) easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not materially interfere with the use, operation or development of the Assets; (iii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority; (iv) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, Tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable and payment is being withheld as provided by Law or are being contested in good faith in the ordinary course of business by appropriate action, and for which adequate cash reserves are maintained for the payment thereof in accordance with the applicable Contracts; (v) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that do not operate to reduce the net revenue interest below that set forth on Exhibit “A” or “B” for such Interest or increase the working interest above that set forth on Exhibit A” or “B” without a proportionate increase in the corresponding net revenue interest and do not interfere with the operation, value or use of any of the Assets in any material respect; (vi) defects and irregularities arising out of the lack of a survey unless Buyer substantiates that such defects or irregularities would affect the validity of the grant or conveyance; (vii) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf except to the extent that Buyer substantiates that such defects or irregularities result in a third party’s actual and superior claim of title; (viii) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship or estate proceedings except to the extent that Buyer substantiates that such defects result in a third party’s actual and superior claim of title; (ix) defects or irregularities arising out of prior oil and gas leases which by their terms and on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record; (x) defects based solely on the fact that information, whether in paper or electronic format, may be missing from the books and records of Seller; provided, however, that any fact, circumstances, event, development, change or condition constituting the missing information or any portion thereof shall not constitute a Permitted Encumbrance; (xi) defects or irregularities arising out of liens, mortgages or deeds of trust which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record; (xii) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance and if such Governmental Authority is, pursuant to Laws, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such Laws are satisfied; (xiii) the terms and conditions of any assignments, leases, or other documents related to the Assets which (A) have been delivered to Buyer or are otherwise of public record and (B) do not operate to reduce the net revenue interest below that set forth on Exhibit “A” or “B” for such Asset or increase the working interest above that set forth on Exhibit “A” or “B” without a proportionate increase in the corresponding net revenue interest; and (xiv) Preferential Purchase Rights which are subject to Article 9.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.
“Pipeline Imbalances” has the meaning set forth in Section 13.5.
“Pollutants” has the meaning set forth in the definition of Environmental Laws.
“Post-Closing Statement” has the meaning set forth in Section 11.3.
“Post-Closing Suspense Account Statement” has the meaning set forth in Section 11.4.
“Preferential Purchase Right” has the meaning set forth in Section 9.1.
“Property Taxes” has the meaning set forth in Section 12.1.
“Purchase Price Allocation” has the meaning set forth in Section 3.4.
“Records” has the meaning set forth in Section 2.9.
“Represented Imbalance” has the meaning set forth in Section 13.4.
“Retained Assets” has the meaning set forth in Section 2.10.
“Seller” has the meaning set forth in the Preamble.
“Seller Group” has the meaning set forth in Section 16.1.
“Surface Agreements” means any surface leases, surface fee interests, surface use right or agreements or any similar rights, agreements, licenses or options relating to the Assets.
“Suspense Accounts” has the meaning set forth in Section 11.4.
“Taxes” means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, excise, severance, production, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes, and any taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign tax law), or as a transferee or successor, or by contract or otherwise, including any interest, penalties or additions to any tax with respect to any of the foregoing.

“Tax Deferred Exchange” has the meaning set forth in ARTICLE 15.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Threshold” has the meaning set forth in Section 7.4.3.
“Title Defect” has the meaning set forth in Section 7.1.
“Transfer Taxes” has the meaning set forth in Section 12.3.
“Wells” has the meaning set forth in Section 2.2.

1.2
References, Gender and Number, etc. – All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the word used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2

2.	PURCHASE AND SALE
Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, effective as of the Effective Time, for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

2.1
Interests - All of those certain oil, gas, and/or mineral leases, subleases and other leaseholds, mineral fee interests, reversionary interests, carried interests, other fee interests, royalty interests, overriding royalty interests, farmout rights, options, net profits interests and other leasehold interests specifically described on Exhibit “A” attached hereto (“Leases”), together with all other rights, titles and interests of Seller in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith (the “Lands”), including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the Lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith (the Leases and the Lands and other interests described above are collectively referred to herein as the “Interests”).

2.2
Wells - All of the oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores located on or attributable to the Interests or on lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling or spacing unit which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, in progress, plugged or unplugged, shut-in or permanently or temporarily abandoned, including but not limited to the wells identified on Exhibit “B” (the “Wells”).

2.3
Equipment - All of Seller’s right, title and interest in all personal property, fixtures and improvements and facilities, spare parts and inventory, equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, automobiles, casing, tubing, pumps, motors, gauges, valves, towers, radios, SCADA equipment, computer, heaters, treaters, or other equipment of any kind, in each case appurtenant to the Interests or Wells or primarily used or held for use in connection with the ownership or operation of the Interests or Wells or the production, treatment, transportation, storage, sale or disposal of Hydrocarbons, including, but not limited to, facilities, plants, treating and processing systems, casing, pipelines and gathering systems and any items specifically set forth on Exhibit “A-1” (collectively, the “Equipment”).

2.4
Production - All of the oil, natural gas, condensate, casinghead gas, products, or other minerals (“Hydrocarbons”), produced from, attributable or allocable to the Interests or Wells (i) from and after the Effective Time, (ii) which are in storage as of the Effective Time, (iii) with regard to any over-produced or under-produced volumes of Seller attributable to the Assumed Imbalances and Pipeline Imbalances or (iv) make-up rights with respect to take or pay payments.

2.5	Easements and Surface Agreements - All the Easements and the Surface Agreements.

2.6
Contract Rights and Permits - All of Seller’s right, title and interest in the Contracts and, to the extent assignable, all environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Interests, Wells, Equipment, Hydrocarbons, Easements and Surface Agreements (the “Permits”).

2.7
Receivables; Security Interests - All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as to the operator or non-operator of any of the Interests or Wells on or after the Effective Time.

2.8
Audit Rights- All rights of Seller arising under any Contract to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether on or after the Effective Time, but only to the extent relating to the Assets and any other obligations assumed by Buyer pursuant to this Agreement.

2.9
Files and Records- All of the files, records and data relating to the items and interests described in Sections 2.1 through 2.8 above including, without limitation, the following: land and lease files; well files; title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files; prospect information; contracts; production records; all logs including electric logs, core data, pressure data and decline curves and graphical production curves; reserve reports; operational records; technical records; production and processing records; contract files; and seismic and geological data (including raw and processed data and all interpretations thereof) and all related materials; in each case in the possession of Seller or its Affiliates, less and except those files and records described in Section 2.10(e) as Retained Assets, Seller’s federal, state, or local income, franchise or margin Tax Returns and related files and records, employee files, competing bids, proprietary data, information and data under contractual restrictions on assignment (provided, however, that Seller shall use commercially reasonable efforts to obtain permission from all applicable Persons to disclose and assign such information or data to Buyer), intellectual property and any other contracts required by Law for Seller to retain or not disclose (collectively, the “Records”). If it is determined that Seller is in possession of any seismic, geophysical, geological or other similar information or data relating to or covering the Assets which is licensed from a third party, Seller agrees that, if requested to do so by Buyer, it will work in good faith with Buyer to use Seller’s commercially reasonable efforts to assist Buyer in its efforts to obtain a license to such data in accordance with the terms and conditions of Seller’s existing license agreements(s) which pertain to such data.

2.10	Retained Assets- Notwithstanding anything to the contrary in Sections 2.1 through 2.9 or elsewhere herein, the Assets do not include the following (the “Retained Assets”):

(a)
All Claims of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including Claims for adjustments or refunds), or (iii) with respect to any of the Retained Assets, copies of all Records necessary to process such Claims after the Closing, except to the extent in each case relating to liabilities assumed by Buyer hereunder;

(b)
All rights and interest of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(c)
All Claims of Seller for refunds or loss carry forwards with respect to (i) production, severance, excise or any other similar Taxes or real or personal property or ad valorem taxes attributable to the Assets for any period prior to the Effective Time, (ii) any other Taxes including income or franchise Taxes attributable to the Assets for any period or (iii) any Taxes attributable to the Retained Assets;

(d)
All proceeds, income, revenues, claims, refunds, benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures), liabilities or obligations not otherwise enumerated above, prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time or (ii) any Retained Assets;

(e)
All documents and instruments of Seller relating to the Assets that may be protected by an attorney client privilege (other than title opinions, title reports, related documents and legal files and records included in, or are part of, the above referenced files and records);

(f)	All royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time;

(g)	Receivables and security interests as set forth under Section 2.7 prior to the Effective Time;

(h)	Audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time to the extent relating to any Retained Assets; and

(i)	All rights set forth on Exhibit “A-2.”
ARTICLE 3

3.	PURCHASE PRICE AND ALLOCATION

3.1
Base Purchase Price - Buyer agrees to pay for the Assets the total sum of Forty-Five Million Dollars ($45,000,000) (“Base Purchase Price”) to be paid to Seller by direct bank deposit or wire transfer in same day funds at the Closing, subject only to the price adjustments set forth in this Agreement.

3.2
Performance Deposit and Payment - As evidence of good faith, Buyer has deposited (or, as of the Execution Date, will deposit) by direct bank deposit or wire transfer in same day funds a performance deposit equal to ten percent (10%) of the Base

Purchase Price (Four Million Five Hundred Thousand Dollars ($4,500,000)) (the “Deposit”), which Deposit shall be non-interest bearing and non-refundable except as provided herein. In the event the Closing occurs, the Deposit shall be applied to the Base Purchase Price to be paid at Closing, subject to the other adjustments thereto as set forth in this Agreement. If Closing does not occur and the Agreement is terminated, then the Deposit shall be retained by Seller or paid to Buyer, as provided in Article 19 below.

3.3	Adjustments to the Base Purchase Price - The Base Purchase Price shall be adjusted as follows:

(a)	(a) Upward Adjustments. - The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)
all production expenses, operating expenses, operated and non-operated overhead charges and capital expenditures, and, in addition, all other costs under applicable operating agreements, and production, severance or excise Taxes, paid or to be paid or incurred by Seller (excluding such expenses, charges or expenditures paid out of the proceeds of Hydrocarbons produced and saved from and after the Effective Time) in connection with the ownership and operation of the Assets attributable to the periods from and after the Effective Time (including, without limitation, royalties and production, severance or excise Taxes attributable to Hydrocarbons produced and saved from and after the Effective Time, and pre-paid charges);

(ii)
all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income and benefits received by Buyer attributable to production, ownership and operation of the Assets prior to the Effective Time, less applicable production, severance or excise Taxes, royalties and similar burdens;

(iii)	all positive adjustments, if any, regarding Additional Interests, as provided in Section 7.2;

(iv)
to the extent the Assumed Imbalances reflect an underbalanced (or under-produced or under-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such under balanced Assumed Imbalances in accordance with the provisions of Section 13.4;

(v)	all adjustments for oil in storage above the pipeline connection, as provided in Section 13.1;

(vi)	adjustments for over-delivered Pipeline Imbalances (volumes owed to Seller) as provided in Section 13.5;

(vii)
without duplication of any other amounts set forth in this Section 3.3(a), the amount of all production, severance, excise or real or personal property or ad valorem Taxes, if any, allocated to Buyer in accordance with this Agreement but paid or to be paid by Seller (excluding such Taxes paid by Seller out of the proceeds of Hydrocarbons produced and saved from and after the Effective Time); and

(viii)	any other upward adjustments to the Base Purchase Price specified in this Agreement.

(b)	Downward Adjustments. - The Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)
all production expenses, operating expenses, operated and non-operated overhead charges and other costs under applicable operating agreements and other expenses, costs and charges paid or to be paid by Buyer in connection with the Assets and attributable to periods prior to the Effective Time, including, without limitation, production, severance or excise Taxes, capital expenses and other costs;

(ii)
all proceeds attributable to the sale of Hydrocarbons and all other income and benefits received by Seller and attributable to the production, operation or ownership of the Assets on or after the Effective Time;

(iii)	all adjustments regarding Title Defects, in accordance with the provisions of Article 7;

(iv)	all adjustments regarding Environmental Defects, in accordance with the provisions of Article 8;

(v)	all adjustments regarding exercised Preferential Purchase Rights, as contemplated in Article 9;

(vi)	all adjustments regarding Casualty Defects, in accordance with the provisions of Article 17;

(vii)
to the extent the Assumed Imbalances reflect an overbalanced (or over- produced or over-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such overbalanced Assumed Imbalances, in accordance with the provisions of Section 13.4;

(viii)	adjustments for under-delivered Pipeline Imbalances (volumes owed by Seller), as provided in Section 13.5;

(ix)	an amount equal to the balance of the Suspense Accounts as of the Closing, as contemplated in Section 11.4;

(x)	an amount equal to the Deposit;

(xi)
production, severance, excise or real or personal property or ad valorem Taxes attributable to ownership prior to the Effective Time that are allocated to Seller in accordance with this Agreement but paid or to be paid by Buyer; and

(xii)	any other downward adjustments to the Base Purchase Price specified in this Agreement.

3.4
Allocation of Base Purchase Price - Exhibit C attached hereto sets forth (i) the working interests and associated net revenue interests attributable to all Wells listed on Exhibit “B”, and (ii) the number of the Net Mineral Acres. Seller and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on Exhibit “C” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any Preferential Purchase Rights, (ii) determining the value of a Title Defect, and (iii) handling those instances for which the Base Purchase Price is to be adjusted. Seller and Buyer also agree that for the purpose of making the requisite filings under Section 1060 of the Code and the Treasury regulations thereunder, the Base Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets, consistent with the Allocated Values set forth on Exhibit “C” (the “Purchase Price Allocation”). Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to Section 3.3, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by applicable Law after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based on the Purchase Price Allocation agreed to by the Parties pursuant to this Section 3.4, and no Party will be required to litigate any proposed adjustment by any Governmental Authority challenging such Purchase Price Allocation. Buyer shall prepare a draft of the Form 8594 and provide such draft to Seller at least sixty (60) days prior to the Form 8594 filing due date so that Seller may review and comment prior to the Parties’ filing of the Form 8594.

ARTICLE 4

4.	ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS

4.1
Access - Promptly upon execution of this Agreement, Seller shall provide Buyer and Buyer’s authorized representatives (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the Assets to allow Buyer to conduct on-site Phase I environmental site assessments of the Assets, to the extent Seller has the right to grant such access for such purpose and the operator of the Assets consents thereto; and (ii) access to the Records and other Assets, to the extent such data and records are in Seller’s, its Affiliates or its or their respective representatives’ possession and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use commercially reasonable efforts to obtain any consents necessary to allow Buyer to review such data or information). In connection with any on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any invasive tests of any nature on the Assets without the express written consent of Seller or the operator of the Wells or other Interests, as applicable, such consent of Seller not to be unreasonably withheld.

IN CONNECTION WITH GRANTING SUCH ACCESS, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP, BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER GROUP FOR INJURY TO, OR DEATH OF, PERSONS, OR DAMAGE TO PROPERTY, INCURRED OR DIRECTLY CAUSED BY BUYER OR ITS REPRESENTATIVES IN CONNECTION WITH THE PERFORMANCE OF THIS DILIGENCE AND BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ALL SUCH CLAIMS REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF ANY MEMBER OF THE SELLER GROUP.

4.2	Disclaimer - Buyer specifically understands and acknowledges the following:

4.2.1
Title – Title to the Assets shall be transferred and conveyed to Buyer at Closing with a “by, through and under” warranty of title through Closing, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

(a)
Subrogation of Warranties. To the extent the following rights and interests (i) are transferable, (ii) do not constitute a part of the Retained Assets or (iii) do not relate to a matter, circumstance or event for which Seller is obligated to indemnify Buyer pursuant to this Agreement, Seller will assign and grant to Buyer, its successors and assigns (and Seller will execute any documentation reasonably necessary to effect such assignment and grant), the full power and right of substitution and subrogation in and to all warranties (including warranties of title) given or made with respect to the Assets or any part thereof by preceding owners, vendors, contractors or others.

(b)
Subrogation of Indemnities. To the extent the following rights and interests are (i) transferable, (ii) do not constitute a part of the Retained Assets or (iii) do not relate to a matter, circumstance or event for which Seller is obligated to indemnify Buyer pursuant to this Agreement, Seller will assign and grant to Buyer, its successors and assigns (and Seller will execute any documentation reasonably necessary to effect such assignment and grant), the full power and right of substitution and subrogation in and to all rights to indemnification (including environmental, injury to property or persons (including death and disability)) given or made with respect to the Assets or any part thereof by preceding owners, vendors, contractors or others.

4.2.2
Disclaimer of Warranty - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN; (v) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NORM OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED IN THE CONVEYANCES. IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF

REPAIR. BUYER REPRESENTS TO SELLER THAT AS OF CLOSING BUYER WILL HAVE BEEN GIVEN CERTAIN ACCESS TO THE ASSETS TO MAKE INSPECTIONS, IT BEING UNDERSTOOD THAT SUCH INSPECTIONS SHALL NOT IMPAIR OR OTHERWISE AFFECT THE VALIDITY OF SELLER’S REPRESENTATIONS AND WARRANTIES OR SELLER’S INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES.

4.2.3
Additional Disclaimer - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.3
Governmental Reviews-     - Seller and Buyer shall each in a timely manner make (or cause its applicable Affiliate to make) (i) all required filings (if any), including filings required under the Hart-Scott-Rodino Act (if any), and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

ARTICLE 5

5.	SELLER’S REPRESENTATIONS
Each Seller represents to Buyer that the following statements are true and correct as to itself, as of the Execution Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates:

5.1
Existence- It is an entity duly formed and validly existing and in good standing under the laws of its state of formation, and is duly qualified to own and operate the Assets in each jurisdiction in which the Assets are located.

5.2
Authority, Binding Obligations- The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by Seller and no other actions on the part of Seller are required to authorize this Agreement and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller do not, and the performance of Seller’s obligations hereunder and thereunder will not, as of Closing, (i) violate, or be in conflict with, any provision of Seller’s governing documents, (ii) materially violate, or be in conflict in any material respect with, result in a material default under, give rise to any right of termination, cancellation, or acceleration under any, contract, agreement or instrument to which Seller is, or the Assets are, bound, (iii) violate or be in conflict in any material respect with any judgment, decree, order, statute, rule or regulation applicable to Seller, (iv) require any consents, approvals, notifications, or authorizations from any Governmental Authorities, except such as are obtained in connection with the transfer of operatorship or customarily obtained in due course after Closing, or (v) create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing. This Agreement, and all documents and instruments contemplated hereby to be executed by Seller, constitute legal, valid and binding obligations of Seller in accordance with their respective terms, enforceable against Seller in accordance with their respective terms, subject to all applicable bankruptcy and other similar Laws of general application with respect to creditors.

5.3
Violations- Seller has not materially violated (and none of the Assets is in material violation of) any Laws (excluding Environmental Laws, as to which the representations of Seller hereunder are covered solely by the provisions of Section 5.20) applicable to any of the Assets or to the ownership or operation thereof.

5.4
Payment of Royalties- As of the Effective Time and the Execution Date, all royalties and in-lieu royalties with respect to the Assets which accrued or are attributable to the period prior to the Effective Time have been properly and fully paid in all material respects, or are included within the Suspense Accounts pursuant to Section 11.4.

5.5
Taxes- As of the Effective Time and the Execution Date, except as disclosed on Schedule 5.5, (i) all Tax Returns required to be filed by Seller with respect to the Assets have been timely filed and such Tax Returns are true, correct and complete in all material respects, (ii) all ad valorem, property, production, severance and similar Taxes with respect to the Assets that are due based on or measured by the ownership of any Assets, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly and timely paid, (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there are no Claims pending or threatened by any Governmental Authority in connection with any Taxes against Seller or the Assets, (v) there are no Tax audits currently pending with respect to any Taxes that would adversely affect the Assets, (vi) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax pending that would adversely affect the Assets after the Closing; and (vii) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

5.6
Material Contracts-     - As of the Execution Date: As of the Effective Time and the Execution Date, Schedule 5.6 sets forth a list of all Material Contracts. In addition, as of the Effective Time and the Execution Date:

(a)	Seller has not received written notice of its default under any of the Material Contracts (which default has not been cured or otherwise resolved);

(b)	To the actual knowledge of Seller, the Material Contracts are in full force and effect;

(c)	Seller has not received written notices of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract;

(d)	Seller is not in material breach of any Material Contract and, to the actual knowledge of Seller, no counterparty to any such Contract is in breach thereof; and

(e)	Each Material Contract is the legal, valid and binding obligation of Seller and, to the actual knowledge of Seller, each other party thereto, their respective successors and assigns.

5.7
Litigation and Claims- As of the Effective Time and the Execution Date, except as set forth on Schedule 5.7, Seller has received no written notice of any suit, action, demand, proceeding, lawsuit or other litigation pending before any Governmental Authority or arbitral tribunal with respect to Seller or any of the Assets that could reasonably be expected to adversely affect the ownership, operation or value of the Assets, and no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to the actual knowledge of Seller, threatened before any Governmental Authority or arbitral tribunal against Seller or any of the Assets that could reasonably be expected to adversely affect the ownership, operation or value of the Assets.

5.8
Sale Contracts - Except as set forth on Schedule 5.8 or Schedule 5.18 and except for (a) Contracts governing the sale of Hydrocarbons in the ordinary course terminable upon not more than 30 days’ notice without penalty or liability, or (b) the disposition in the ordinary course of Equipment no longer suitable for oil and gas field operations, there are no Material Contracts or options outstanding, in each case to which Seller is a party, for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

5.9
Notices - As of the Effective Time and the Execution Date, except as set forth on Schedule 5.9, Seller has not received written notice which has not heretofore been complied with in all material respects, of any material violation of laws, rules or regulations (federal, state and local) issued with respect to the Assets.

5.10
Take-or-Pay- Seller is not obligated, under a take-or-pay or similar arrangement to which Seller is a party, to allow Hydrocarbons to be sold, without receiving full payments at the time of delivery in an amount that corresponds to the net revenue interest in the Hydrocarbons attributable to any Well, unit or Lease described in Exhibits “A” or “B” (other than with regard to certain obligations relative to Assumed Imbalances or Pipeline Imbalances, as contemplated under Sections 13.4 and 13.5, respectively).

5.11
Timely Payment- To the actual knowledge of Seller, as of the Effective Time and the Execution Date, Seller has paid its share of all costs required to be paid by it under the Leases (other than payment of royalties), except those being contested in good faith and set forth on Schedule 5.11. As of the Effective Time and the Execution Date, Seller has not received written notice, which has not heretofore been complied with in all material respects, of its failure to pay its share of such costs under the Leases.

5.12
Imbalances - To the actual knowledge of Seller, except as set forth on Schedule 13.4, as of the Execution Date, there are no gas or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Assets.

5.13
Outstanding Obligations - Except as otherwise described in Schedule 5.13, to the actual knowledge of Seller, as of the Effective Time and the Execution Date, there are no (a) outstanding authorizations for expenditures in excess of Fifty Thousand Dollars ($50,000), net to Seller’s interest, or (b) other written commitments or proposals to conduct operations on the Assets for which an authority for expenditure would be required under the applicable operating agreement and the amount therefor is in excess of Fifty Thousand Dollars ($50,000), net to Seller’s interest. Schedule 5.13 sets forth all capital projects known to Seller as of the Effective Time and the Execution Date related to the Assets that are in progress.

5.14
Brokers - Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

5.15	Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of Seller, threatened against Seller.

5.16
No Violation of Covenants - Upon Closing, the transfer of the Assets to Buyer will not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition by or on account of Seller of a lien on any portion of the Assets.

5.17
Consents - Except as set forth on Schedule 5.17, there are no waivers, consents (including, without limitation, Consents) to assign, approvals or similar rights required in connection with the conveyance of the Assets or any portion thereof from Seller to Buyer.

5.18	Preferential Purchase Rights - Except as set forth on Schedule 5.18, there are no Preferential Purchase Rights to which the Assets or any portion thereof are subject.

5.19
Wells - To the actual knowledge of Seller, all Wells have been, in all material respects, drilled, completed, and operated in compliance with the Leases and all applicable laws and rules, regulations, permits, judgments, orders, and decrees of any court of competent jurisdiction. Except as set forth on Schedule 5.19, no Wells that are operated by Seller are currently required to be plugged and abandoned by law, regulation or contract, or are subject to an exception to a requirement to plug and abandon issued by a regulatory authority. Schedule 5.19 sets forth all Wells operated by Seller which have been permanently abandoned, and all such Wells were abandoned in accordance in all material respects with applicable Laws and the Contracts.

5.20
Environmental - Except as set forth in Schedule 5.20, (i) to Seller’s actual knowledge, all Wells, and all operations conducted by or on behalf of Seller in connection with the Wells are in material compliance with all applicable Environmental Laws and orders or directives of any Governmental Authority having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any Cleanup or remediation of any release or threat of release of any industrial, hazardous or similar substances and no amounts are required to be paid prior to the Closing Date in order to comply with any such applicable Environmental Laws; and (ii) Seller has not received any citation, directive, letter or other written communication, or any written notice of any proceeding, Claim or lawsuit, from any person arising out of the ownership or operation of any of the Assets or the conduct of operations thereon, in each case which asserts any violation of applicable Environmental Laws or which would require any corrective or remediation action by Seller under applicable Environmental Law, and the Seller does not have actual knowledge of any basis therefor. To the actual knowledge of Seller, all Equipment complies with all Environmental Laws in all material respects in order to operate the Assets. Seller has obtained and is maintaining all Permits or other authorizations from any Governmental Authority that are presently necessary or required in all material respects for the operation of the Assets as currently operated. Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties made or given by Seller in this Agreement with respect to environmental matters or compliance with Environmental Laws are solely and exclusively set forth in this Section 5.20, and all other representations and warranties made or given by Seller in this Agreement shall not be construed to include environmental matters or compliance with Environmental Laws.

5.21
Audits - Except as provided on Schedule 5.21, there are no audits currently being conducted by Seller of the joint account of any Wells or under any operating agreements related to the Assets, nor are any such audits by Seller related to the Assets currently, to Seller’s actual knowledge, planned.

5.22
Permits – (i) Seller has acquired all necessary permits from appropriate Governmental Authorities to conduct operations on the Assets in material compliance with all Laws; (ii) all such permits are in full force and effect and no action, claim or proceeding is pending, nor to the knowledge of Seller, threatened, to suspend, revoke or terminate any such permit or declare any such permit invalid; (iii) Seller is in material compliance with all such permits; (iv) there are no material violations of any such permit that would (or could with notice or lapse of time) result in the termination of such permit; and (v) except as set forth on Schedule 5.22, the transactions contemplated by this Agreement will not adversely affect the validity of any such permit or cause a cancellation of or otherwise adversely affect such permit in any material respect.

5.23	No Knowledge of Additional Interests - To the actual knowledge of Seller, there exists no matter that would constitute an Additional Interest as of the Execution Date.
ARTICLE 6

6.	BUYER’S REPRESENTATIONS
Buyer represents to Seller that the following statements are true and correct as to itself, as of the Execution Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates:

6.1
Information - Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer’s complete satisfaction. SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT ON THE CLOSING DATE, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, INCLUDING THE SPECIAL WARRANTY OF TITLE PROVIDED IN THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLER. Buyer acknowledges and affirms that it has relied and will rely solely upon Seller’s representations, warranties and covenants in this Agreement and in all agreements and documents contemplated hereby to be executed by Seller and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

6.2
Knowledge and Experience - Buyer (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities Laws. Buyer is an experienced and knowledgeable investor in oil and gas properties, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets and the terms of this Agreement for all purposes. In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets. Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3
Formation, Good Standing and Authority - Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement by Buyer and all agreements and documents contemplated hereby to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer and no other actions on the part of Buyer are required to authorize this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer do not, and the performance of Buyer’s obligations (a) hereunder will not, as of the date hereof and as of the Closing, and (b) under the documents contemplated hereby to be executed by Buyer will not as of the Closing, (i) violate, or be in conflict with, any provision of Buyer’s governing documents (ii) materially violate or be in conflict on any material respect with or any provision of any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to Buyer. This Agreement, and all documents and instruments contemplated hereby to be executed by Buyer, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, enforceable against Buyer in accordance with their respective terms, subject to all applicable bankruptcy and other similar Laws of general application with respect to creditors.

6.4
Liability for Broker’s Fees - Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.5	Financial Resources - Buyer has, or at Closing will have, all funds necessary to pay the Base Purchase Price and any other amounts contemplated by this Agreement.

6.6	Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

6.7
Consents - No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

ARTICLE 7

7.	TITLE

7.1
Title Defects - Buyer shall notify Seller in writing of any Title Defect in the Assets on or before 5:00 p.m. (Central Standard Time) on December 17, 2013 (the “Due Diligence Period”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall use reasonable efforts to give Seller written notice of all Title Defects discovered by or on behalf of Buyer as soon as reasonably practicable, which notice may be preliminary in nature and supplemented prior to the expiration of the Due Diligence Period, provided that failure to provide such notice of a Title Defect pursuant to this sentence shall not prejudice Buyer’s right to assert such Title Defect in accordance with Section 7.3 and the first sentence of this Section 7.1. For the purpose of this Agreement, a “Title Defect” shall mean a deficiency, charge, obligation, impairment, encumbrance, lien, encroachment, or defect, which individually per Asset as set forth on Exhibit “C” exceeds Thirty-Five Thousand

Dollars ($35,000) in one (or more) of the following respects (other than Permitted Encumbrances):

7.1.1
Adverse Claims – Seller’s title as to all or part of an Asset is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) a lien or other encumbrance which is not released on or before Closing; or (iv) a pending Claim in which a competing ownership interest in an Asset is claimed or implied.

7.1.2
Increased Working Interest - Seller owns, or Buyer will be obligated to bear costs and expenses related to the maintenance, development and operations of working interests, more than the working interest shown on Exhibit “C” for a particular Asset without a proportionate increase in the corresponding net revenue interest shown on Exhibit “C”.

7.1.3	Decreased Net Mineral Acres – Seller owns less than the number of Net Mineral Acres as set forth on Exhibit “C”.

7.1.4	Reversions – An Asset is subject to reduction by the exercise by a third-party of a reversionary, back-in, or other similar right not reflected on Exhibit “C”.

7.1.5	Revenue Interests. Seller owns a lesser net revenue interest with respect to all or any part of the Assets than that set forth in Exhibit “C.”

7.2
Additional Interests - During the Due Diligence Period, Seller may notify Buyer in writing if Seller determines that it has (i) a lesser working interest (without a proportionate decrease in the corresponding net revenue interest) with respect to all or any part of the Assets than shown on Exhibit “C”, (ii) a greater net revenue interest with respect to all or any part of the Assets than that set forth in Exhibit “C”, or (iii) a greater interest in any Lease than the number of Net Mineral Acres as set forth on Exhibit “C” (collectively, such items shall be referred to as an “Additional Interest”). If any Additional Interest is discovered by or on behalf of Buyer during the Due Diligence Period, Buyer shall promptly furnish Seller with written notice thereof.

7.3
Notices - Any Title Defect notice pursuant to Section 7.1 or Additional Interest notice pursuant to Section 7.2 shall include reasonably appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest. If any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price; provided, however, that this waiver shall not apply with regard to any matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances.

7.4
Adjustments to Base Purchase Price - Upon timely delivery of a notice under Article 7 pursuant to Section 7.1 or 7.2, either by Buyer or by Seller, Buyer and Seller shall meet at least two (2) Business Days prior to Closing and use their reasonable commercial efforts to agree on the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment using the following criteria:

7.4.1
Liquidated Charges - If the adjustment is based upon a lien, encumbrance, or other charge upon an Asset which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Asset.

7.4.2	Ownership Variance -

(a)
If the adjustment is based upon Seller owning a lesser or greater net revenue interest with a corresponding proportionate lesser or greater working interest in an Asset than that shown on Exhibit “C”, then the adjustment shall be proportionate to the amount allocated to the affected Asset on Exhibit “C”.

(b)
If the adjustment is based upon Seller owning lesser or greater Net Mineral Acres than that set forth on Exhibit “C” for the applicable Lease, then the adjustment shall be equal to the product of (i) the shortfall or overage of Net Mineral Acres for the applicable Lease, multiplied by (ii) the applicable per Net Mineral Acre Allocated Value set forth on Exhibit “C”.

(c)
If the adjustment is based upon a lesser or greater net revenue interest without a corresponding proportionate lesser or greater working interest in an Asset than that shown on Exhibit “C”, then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Asset as set forth on Exhibit “C”.

7.4.3	Valuation of Title Defects -

(a)
If the adjustment is for an item other than as set forth in Sections 7.4.1 or 7.4.2 above, Buyer and Seller shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment. If the Parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3. Any such item shall be referred to as an “Open Defect”. Notwithstanding any of the preceding provisions of this Section 7.4, all adjustments applicable to Title Defects or Additional Interests shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed twenty percent (20%) of the Base Purchase Price (the “Termination Threshold”), then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within ten (10) Business Days following the final resolution of the dispute.

(b)	Subject to the provisions of Section 7.5, for all Title Defects, Seller shall elect to either:
(i)    in the case of Title Defects, either:

(a)	sell to Buyer the entire Asset(s) affected by the Title Defect but reduce the Base Purchase Price by the agreed upon amount associated with such Title Defect; or

(b)	exclude from this transaction the Assets affected by the Title Defect and reduce the Base Purchase Price for the entire Allocated Value of the Asset(s) so excluded; or

(c)
if the Asset is excluded from this transaction pursuant to (b) above and Seller cures the Title Defect to the reasonable satisfaction of Buyer within ninety (90) days after Closing (or, to the extent the Parties could not agree on whether or not Seller cured such Title Defect within such time period, the Defect Arbitrator or Buyer prior to one hundred twenty (120) days after Closing), Buyer shall purchase the said excluded Asset for its Allocated Value as of the Effective Time, subject to the other provisions of this Agreement.

(ii)
in the case of an Additional Interest, sell to Buyer the entire Asset(s) affected by the Additional Interest at the original Allocated Value set forth on Exhibit “C” attributable to such Assets proportionately increased to reflect such Additional Interest.

7.5
Deductible for Title and Environmental Defects - Notwithstanding the provisions set forth above, or in Section 8.2, Buyer shall not be entitled to receive any remedy on account of a Title Defect or an Environmental Defect unless the aggregate net value of the sum of all

(a)	Title Defects; and

(b)	Environmental Defects
agreed to by the Parties are greater than three percent (3%) of the Base Purchase Price (the “Deductible Amount”). In such event, the Base Purchase Price on the Closing for each uncontested Title Defect that Seller does not elect to exclude from this transaction pursuant to Section 7.4.3(b)(i)(b) or 7.4.3(b)(i)(c) or each uncontested Environmental Defect that Seller does not elect to remediate or exclude pursuant to Section 8.2.1(i) or 8.2.1(iv) shall be adjusted by the aggregate net value of the sum of all such (a) Title Defects and (b) Environmental Defects, which collectively exceed the Deductible Amount.

7.6
Termination - If, because of Title Defects, Environmental Defects, Open Defects, and Casualty Defects in the aggregate, the Base Purchase Price is to be adjusted downward by an amount exceeding the Termination Threshold either Party may, upon written notice to the other Party, terminate this Agreement pursuant to Section 19.1(c).

ARTICLE 8

8.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

8.1
Environmental Defect Notice - Buyer shall give Seller notice (an “Environmental Notice”) of any Environmental Defect on or before the expiration of the Due Diligence Period. For the purpose of this Agreement, an Environmental Defect shall mean a deficiency which individually exceeds Fifty Thousand Dollars ($50,000) and complies with all of the following conditions precedent:

(a)	The Environmental Defect described in the Environmental Notice must be based on evidence substantiated in good faith by Buyer’s third party environmental experts;

(b)
The evidence referred to in Section 8.1(a) must be reasonably described, substantiated in good faith by such environmental experts, and in the case of documentary evidence, enclosed with the Environmental Notice or, alternatively, furnished by Buyer to Seller not later than one (1) Business Day following the delivery of the Environmental Notice;

(c)
The Environmental Notice must reasonably describe the remediation and/or restoration required to remedy the Environmental Defect, or the potential damages claimed or likely to be claimed by a third party (the “Cleanup”), each as recommended or estimated in good faith by such environmental experts; and

(d)
To the extent practicable, the Environmental Notice must state Buyer’s good faith estimate of the amount of potential Loss to be incurred by Buyer as a result of the Environmental Defect. For purposes of this Agreement, the term “Loss” shall include any estimated Cleanup, costs, losses, expenses, liabilities (including civil fines), damages, demands, suits, sanctions, reasonable fees and expenses of attorneys, technical experts and expert witnesses.

If Buyer does not provide Seller with an Environmental Notice within the period set forth above, then, subject to Buyer’s right to indemnification for breaches of Section 5.20 or otherwise pursuant to Section 16.4(ix), at Closing, Buyer shall be deemed to have accepted such Asset and to have waived Buyer’s right to assert an Environmental Defect with respect to the Assets.

8.2
Remedy for Environmental Defects - If Buyer gives a valid Environmental Notice in accordance with Section 8.1, Seller may provide for one of the remedies in Section 8.2.1 with respect to the Environmental Defect that is subject to such Environmental Notice, but each such remedy, and the aggregate of all remedies, shall be limited in accordance with Section 7.5.

8.2.1	Remedy – Subject to the provisions of Section 7.5, if Buyer delivers a valid Environmental Notice to Seller, Seller, at its election, shall have the option of:

(i)
remediating the Environmental Defect and resolving all Losses arising from such Environmental Defect to the reasonable satisfaction of Buyer on or before the date that is six (6) months after the Closing Date, and if applicable, the appropriate state and federal agencies having jurisdiction, at Seller’s sole cost and expense; provided, however, Seller agrees that during on-site remediation of any Environmental Defect, Seller, its Affiliates or its or their respective representatives shall not interfere with Buyer’s normal operation of the Assets and agrees to comply with all requirements and safety policies of Buyer or the operator of the Assets; FURTHER PROVIDED, HOWEVER, THAT, EXCEPT TO THE EXTENT SUCH CLAIM IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE BUYER GROUP, SELLER WAIVES AND RELEASES ALL CLAIMS AGAINST BUYER GROUP FOR INJURY TO, OR DEATH OF PERSONS, OR DAMAGE TO PROPERTY INCURRED OR DIRECTLY CAUSED BY SELLER IN CONNECTION WITH REMEDIATING SUCH ENVIRONMENTAL DEFECT AND

SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ALL SUCH CLAIMS REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF ANY MEMBER OF THE BUYER GROUP,

(ii)	contesting the existence of an Environmental Defect or Buyer’s estimate of the amount of all Losses associated with the Environmental Defect pursuant to Section 8.2.3,

(iii)	paying Buyer’s good faith estimate of the amount of all Losses associated with the Environmental Defect in the form of a reduction to the Base Purchase Price (an “Environmental Adjustment”), or

(iv)	excluding the Asset pursuant to Section 8.2.2.

8.2.2
Exclusion of Affected Asset by Seller – In the event Seller elects the option set forth in Section 8.2.1(iv) above, then, an exclusion adjustment shall be made in an amount equal to the Allocated Value of the Asset which is the subject of a valid Environmental Notice. In such event, Seller shall retain the Asset as a Retained Asset and the Base Purchase Price shall be reduced by the Allocated Value of such Asset.

8.2.3
Contested Environmental Defects - If Seller contests the existence of any Environmental Defect or Buyer’s estimate of the Loss associated with such Environmental Defect, Seller shall notify Buyer within four (4) Business Days after Seller’s receipt of the Environmental Notice. The notice shall state the basis for Seller’s contest of the Environmental Defect or the estimate of the Cleanup cost. Within two (2) Business Days after Buyer’s receipt of the notice, representatives of Seller and Buyer, knowledgeable in environmental matters, shall meet in person or otherwise, and, prior to Closing, either:

(i)	agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental Defect, or

(ii)
agree on the validity of the Environmental Defect and the estimated Loss, in which case Seller shall have the options described in Section 8.2.1 (except the right to contest) and Section 8.2.2 (Exclusion of Affected Asset).

In the event that the amount of the estimated Loss of the Environmental Defect is greater than the Allocated Value of the Asset(s) affected by such Environmental Defect, Buyer shall have the option, at its sole discretion, to exclude such Asset(s) from this Agreement; provided, however, that Buyer shall not have the right to exclude any Asset affected by any of the matters set forth on Schedule 5.20 pursuant to this provision. In such event, Seller shall retain the Asset(s) as a Retained Asset and the Base Purchase Price shall be reduced by the Allocated Value of such Asset(s).
If Seller and Buyer cannot agree on either option (i) or (ii) set forth in this Section 8.2.3, the Environmental Defect or the estimated Loss subject to the Environmental Notice shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.
Notwithstanding any of the preceding provisions of this Section 8.2.3, all Environmental Adjustments shall be made prior to Closing, which Closing shall be extended until resolution of any disputes relating to the Environmental Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Seller elects exclusion of the affected Assets.
IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ONCE AN ENVIRONMENTAL DEFECT HAS BEEN REMEDIATED TO THE REASONABLE SATISFACTION OF BUYER (OR, TO THE EXTENT THE PARTIES COULD NOT AGREE ON WHETHER OR NOT SELLER REMEDIATED SUCH DEFECT, THE DEFECT ARBITRATOR) AND ALL LOSSES RELATED TO SUCH ENVIRONMENTAL DEFECT HAVE BEEN RESOLVED, BUYER SHALL ASSUME ANY AND ALL FUTURE ENVIRONMENTAL OBLIGATIONS ASSOCIATED WITH SUCH ASSET.

8.2.4
Implementing Cleanup - If Seller elects to Cleanup an Environmental Defect pursuant to Section 8.2.1, Seller shall select the means and methods of effecting the Cleanup in accordance with applicable Environmental Laws, applicable industry standards, and any applicable agreement, provided, however, that, subject to Buyer’s right to indemnification for breaches of Section 5.20, Seller shall not be required to plug and abandon any currently unplugged wells if the cost thereof would be customary and normal site remediation costs assumed by Buyer in the transfer of the Assets hereunder, including without limitation, plugging and abandonment of Wells. Seller’s responsibility for remediation under this Section 8.2 shall be limited to a standard appropriate for the use of an Asset for oil and gas activities and in accordance with all applicable laws.

8.3
Acceptance of Environmental Condition - SUBJECT TO BUYER’S RIGHT TO INDEMNIFICATION FOR BREACHES OF SECTION 5.20, BUYER’S RIGHT TO INDEMNIFICATION UNDER SECTION 8.2.1 AND SECTION 16.4(ix), AND SUBJECT TO BUYER’S RIGHT TO RECEIVE REMEDIES FOR ENVIRONMENTAL DEFECTS PURSUANT TO THIS ARTICLE 8, UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT (INCLUDING BUYER’S RIGHT TO INDEMNIFICATION FOR BREACHES OF SECTION 5.20, BUYER’S RIGHT TO INDEMNIFICATION UNDER SECTION 8.2.1 AND SECTION 16.4(ix), AND SUBJECT TO BUYER’S RIGHT TO RECEIVE REMEDIES FOR ENVIRONMENTAL DEFECTS PURSUANT TO THIS ARTICLE 8), BUYER HEREBY AGREES TO RELEASE SELLER GROUP FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER GROUP, FROM ANY AND ALL CLAIMS IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION WITH RESPECT TO THE ASSETS (INCLUDING CLAIMS RESULTING FROM SELLER GROUP’S OWN NEGLIGENCE). BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING BUYER’S RIGHT TO INDEMNIFICATION FOR BREACHES OF SECTION 5.20, BUYER’S RIGHT TO INDEMNIFICATION UNDER SECTION 8.2.1 AND SECTION 16.4(ix), AND SUBJECT TO BUYER’S RIGHT TO RECEIVE REMEDIES FOR ENVIRONMENTAL DEFECTS PURSUANT TO THIS ARTICLE 8), AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION. BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

8.4
NORM - Subject to Section 5.20, Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests. Equipment and sites included in the Assets may contain NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM; and NORM containing material may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets. Special procedures may be required for the remediation, removal, transportation or disposal of NORM from the Assets. From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of NORM from the Assets, whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable

Environmental Laws, but only to the extent in quantities and in concentrations that are in compliance with, and do not require remediation or notice under, applicable Environmental Law, and which are also typical for oilfield operations of reasonable and prudent operators in the geographic areas in which the Assets are located.

8.5
Environmental Indemnities - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER GROUP’S NEGLIGENCE. FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER SHALL BE LIABLE TO SELLER GROUP FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD HARMLESS SELLER GROUP, FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS OR, FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT), MAINTENANCE OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLER GROUP, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME. Buyer and Seller shall treat all information regarding any environmental conditions as to the Assets as confidential and shall not make any contact with any Governmental Authority or third party regarding same without written consent from the other Party, which shall not be unreasonably withheld, unless so required by applicable Law.

ARTICLE 9

9.	THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

9.1
Third Party Notices - Seller shall deliver a written notice to Buyer on or before five (5) Business Days prior to Closing setting forth each consent requirement listed on Schedule 5.17 which, as of such date, has not been satisfied or waived. As soon as reasonably practicable following the Execution Date, and in any event subject to consultation with Buyer, Seller shall request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), any consent or approval of any third party, person or Governmental Authority that are customarily received prior to Closing (“Consents”) and shall send out notices for all options, rights of first refusal, or similar preferential purchase rights burdening any of the Assets (each a “Preferential Purchase Right”) applicable to the Assets, in compliance with the terms of all Contracts providing for such Preferential Purchase Rights. Seller shall promptly give notices to third parties holding either (i) any Consent rights, or (ii) Preferential Purchase Rights. Seller shall use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right or Consents prior to and after Closing.

9.2
Third-Party Exercise - If a third-party exercises a Preferential Purchase Right of the Assets, the affected Asset shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Asset as set forth on Exhibit “C”.

9.3
Third-Party Failure to Purchase - If a third-party exercises a Preferential Purchase Right for an Asset, but fails to close the purchase for any reason within sixty (60) days after Closing (or such longer period as may be provided for under the applicable Contract creating such Preferential Purchase Right), Seller shall give written notice to Buyer of such failure to close, and Buyer may, at its sole option, purchase such Asset for the Allocated Value set forth on Exhibit “C” for such Asset and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement and the applicable adjustments to the Base Purchase Price. Should a third-party fail to exercise its Preferential Purchase Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 9.3, such Assets shall not be included in the transaction at Closing and the Base Purchase Price payable at Closing shall be reduced by the Allocated Value of such Assets. If after Closing the third-party fails to exercise its Preferential Purchase Right as to such Assets within the time for exercise of such rights, Seller shall give written notice to Buyer of such failure to close, and Buyer may, at its sole option, purchase such Asset for the Allocated Value set forth on Exhibit “C” for such Asset and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement and the applicable adjustments to the Base Purchase Price.

ARTICLE 10

10.	CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

10.1	Seller’s Conditions to Closing - The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)
All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date; and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)
No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)
All consents and approvals required of any third party or Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities or third parties that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)
If requested by Seller, Buyer shall have provided Seller evidence satisfactory to Seller that Buyer, as of Closing (i) is qualified to do business and to own the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds required by any Governmental Authority or other body to own and operate the Assets.

(e)	The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Environmental Defects, Casualty Defects and Open Defects shall not have exceeded the Termination Threshold.

(f)	Buyer shall have performed its obligations set forth in Section 10.5.

(g)	Buyer and Seller shall have executed the Closing Settlement Statement defined under Section 10.3.

10.2	Buyer’s Conditions to Closing - The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)
All representations and warranties of Seller contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty), and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)
No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)	The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Environmental Defects, Casualty Defects and Open Defects shall not have exceeded the Termination Threshold.

(d)	Seller shall have performed its obligations set forth in Section 10.5.

(e)	Seller shall have executed the Closing Settlement Statement defined under Section 10.3.

10.3
Closing Settlement Statement - At least three (3) Business Days prior to Closing, Seller shall provide Buyer with a closing settlement statement covering all adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement, and any other amounts that the Parties mutually agree in writing (the “Closing Settlement Statement”). To the extent available, actual numbers shall be used. If not available, Seller shall use reasonable and good faith estimates in consultation with Buyer of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Post-Closing Statement described in Section 11.3 below. In preparing the Closing Settlement Statement Seller shall have no obligation to make an accrual for revenues not received as of Closing. After review of the Closing Settlement Statement and at least one (1) Business Day prior to Closing, the Parties shall execute the Closing Settlement Statement.

10.4
Closing Date and Place - The closing of the transaction contemplated by this Agreement (the “Closing”) shall be held on or before December 30, 2013, at the offices of Seller at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or at such other place or on such other date as the Parties mutually agree. The date on which the Closing actually occurs shall be referred to as the “Closing Date”.

10.5	Closing Activities - The following actions shall take place at Closing:

10.5.1
Certificates - Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party dated as of the Closing and executed on behalf of such Party by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party to the effect that (a) the Party has all requisite corporate or limited liability company power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate or limited liability company prerequisites of whatsoever nature have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Section 10.1(a) or 10.2(a), as the case may be, have been met.

10.5.2
Conveyances - Seller and Buyer shall execute, acknowledge and deliver each of the Conveyances (substantially in the form set forth as Exhibit “D” attached hereto, in sufficient counterparts for recording in all applicable counties) to be filed in each respective county where the Assets are located, assigning and conveying the Assets to Buyer, as well as applicable governmental assignment forms and any other conveyance instruments reasonably necessary to assign and convey the Assets to Buyer and effectively accomplish the transactions contemplated hereby.

10.5.3
Payment - Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the Base Purchase Price, less the Deposit, and plus or minus any other adjustments thereto contemplated in Section 3.3 above or otherwise in this Agreement.

10.5.4	Possession - Seller shall deliver to Buyer exclusive possession of the Assets.

10.5.5
Letters-in-Lieu - Seller and Buyer shall prepare and execute the Letters-in-Lieu of Transfer Orders provided for in Section 13.3, and Seller shall deliver to Buyer its executed Letters-in-Lieu of Transfer Orders.

10.5.6
Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by (or caused to be placed by) Seller upon and encumbering Seller’s interest in the Assets, which secure indebtedness of Seller or any of its Affiliates.

10.5.7
Additional Documents – Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement or as are reasonably necessary to effectively accomplish the transactions contemplated hereby and thereby.

10.5.8
Change of Operator; Resignation of Operator – Seller and Buyer shall execute and deliver to one another, as appropriate, all applicable federal and state change of operator forms with respect to the Assets that will be operated by Buyer after the Closing Date. Furthermore, Seller agrees that it shall execute and deliver to Buyer resignation of operator letters in a form reasonably acceptable to Buyer.

10.5.9	Guaranty – Seller shall deliver to Buyer a guaranty substantially in the form attached hereto as Exhibit “E”, executed by Magnum Hunter Resources Corporation.
ARTICLE 11

11.	POST-CLOSING OBLIGATIONS
Seller and Buyer agree to the following post-Closing obligations:

11.1
Recordation and Filing of Documents - After the Closing, Buyer shall, at its sole cost and expense, file or record the Conveyances in the appropriate county and governmental records. Buyer shall promptly provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.

11.2
Records - Within ten (10) Business Days after the Closing, Seller shall furnish Buyer the Records in its possession or under its control. All reasonable out-of-pocket costs associated with delivering the Records shall be borne solely by Buyer. Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or Tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of five (5) years after the Closing) shall further make available to Seller Group (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Seller Group, and Seller Group shall have the right to copy at its own expense and retain such copies of the Records as Seller Group, in good faith, believes may be useful or needed in connection with the above-described matters.

11.3
Post-Closing Statement - Seller shall deliver to Buyer a post-closing statement covering adjustments, without duplication, to the Base Purchase Price that were not included (or were estimated) in the Closing Settlement Statement (or have otherwise been finally determined or trued-up) (the “Post-Closing Statement”) within one hundred twenty (120) days after Closing, including supporting documentation. Buyer shall respond with objections and proposed corrections within thirty (30) days of the receipt of the Post-Closing Statement. If Buyer does not respond with objections and the support therefor to the Post-Closing Statement in writing within thirty (30) days of the delivery of the Post-Closing Statement to Buyer, said Statement shall be deemed approved by Buyer. In the event that Buyer does respond and objects within this time period, the Parties shall meet within fifteen (15) days following receipt of Buyer’s objections and attempt to resolve the disputed items. If the Parties are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3. After approval by Seller and Buyer (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Post-Closing Statement for the Assets conveyed shall be summarized and a net check or invoice shall be sent to the Buyer or Seller, as the case may be. Buyer or Seller, as the case may be, agrees to promptly pay such invoice within ten (10) days after receipt.

11.4
Suspense Accounts - As set forth and itemized on Schedule 11.4 attached hereto, with respect to oil and gas heretofore produced, Seller currently maintains records of monies payable to royalty owners, mineral owners and other persons with an interest in production associated with the Assets that Seller has been unable to pay (the “Suspense Accounts”). A downward adjustment to the Base Purchase Price will be made at Closing to reflect the Suspense Accounts as of the Closing Date and the Suspense Accounts shall be further adjusted, if necessary, in the Post-Closing Statement. Subject to the other provisions hereof, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Post-Closing Suspense Account Statement,” which shall be provided by Seller to Buyer with the Post-Closing Statement required in Section 11.3, (including any liability under any unclaimed property law or escheat statute). Buyer agrees to indemnify, defend and hold harmless the Seller Group from and against any and all Claims arising out of or pertaining to the proper payment and administration of the Suspense Accounts in accordance with the Post-Closing Suspense Account Statement.

11.5
Further Assurances - Buyer and Seller further agree that each shall, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transaction contemplated herein.

ARTICLE 12

12.	TAXES

12.1
Property Taxes - Seller shall be responsible for all ad valorem Taxes, property Taxes, and similar obligations (“Property Taxes”) applicable to the Assets for any period prior to the Effective Time, and Buyer shall be responsible for all such Property Taxes for any period that begins on or after the Effective Time. With respect to the 2013 Tax period in which the Effective Time occurs (the “Current Tax Period”), such Property Taxes shall be apportioned between Seller and Buyer as of the Effective Time based on the Current Tax Period’s assessed value at the most current Tax rate. The apportionment method shall be an allocation based on the number of days the Assets were owned. The amount apportioned to the Seller shall be the number of days the Assets were owned from January 1, 2013 to the day prior to the Effective Time. The amount apportioned to the Buyer shall be the number of days the Assets were owned from the Effective Time to December 31, 2013. Seller shall reimburse Buyer at Closing or in connection with any post-closing settlement provided for herein the amount of any Property Taxes allocated to Seller pursuant to this Section

12.1 that are paid or are to be paid by Buyer. Buyer shall file the Tax Return (unless previously filed by Seller) with respect to the Current Tax Period and shall pay any Taxes shown due with respect thereto, subject to Buyer’s right to reimbursement for the portion allocable to Seller pursuant to this Section 12.1. Buyer agrees to reimburse Seller at Closing or in connection with any post-closing settlement provided for herein the amount of any Property Taxes allocated to Buyer pursuant to this Section 12.1 that are paid or to be paid by Seller. If the Property Taxes pursuant to the preceding provisions of this Section 12.1 (the “Estimated Property Taxes”) are different than the actual Property Taxes for the Current Tax Period, Buyer and Seller agree to co-operate in good faith and readjust the amount of Property Taxes for which Buyer and Seller are liable under this Section 12.1 by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be, in order to true-up the Estimated Property Taxes with the actual Taxes that are owed for the Current Tax Period.

12.2
Production Taxes - All production, severance or excise Taxes imposed on or with respect to the production of oil, natural gas, or other Hydrocarbons or minerals, or the receipt of proceeds therefrom, attributable to the Assets, shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. Payment or withholding of all such Taxes that have accrued prior to the Effective Time that are due prior to the Closing Date and filing of all statements, returns and documents pertinent thereto that are due prior to the Closing Date shall be the responsibility of Seller. From and after Closing, payment or withholding of all such Taxes that have accrued from and after the Effective Time that are due after the Closing Date and the filing of all statements, returns and documents incident thereto that are due after the Closing Date shall be the responsibility of Buyer. In the event any such Taxes attributable to the Assets and to periods on or after the Effective Time become due and payable prior to Closing, Seller shall timely pay and satisfy the same, and appropriate adjustments therefor, and for all such Taxes, shall be made to the Base Purchase Price under Section 3.3 above.

12.3
Other Taxes - As may be required by relevant Governmental Authority, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes attributable to the consummation of the transactions under this Agreement except Taxes imposed by reason of income to (or capital of) Seller (“Transfer Taxes”). The Transfer Tax collected shall be based upon the Allocated Values as provided in Exhibit “C” and shall be added to the Base Purchase Price at Closing. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor. Any documentary stamp tax which may be due shall be paid by Buyer. Seller and Buyer shall reasonably cooperate to mitigate, reduce or eliminate any Taxes referred to in this Section 12.3, and to use reasonable efforts to obtain any certificate or other documents from any Governmental Authority as may be possible to mitigate, reduce or eliminate any such Taxes.

12.4
Cooperation - Buyer and Seller shall cooperate to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to the Assets (other than with respect to income and franchise Taxes) and any audit, litigation or other proceeding with respect to such Taxes imposed on or with respect to the Assets for any period including the Closing Date or any period ending on or prior to the Closing Date for which a Tax Return has not been filed as of the Effective Time.

ARTICLE 13

13.	OWNERSHIP OF ASSETS

13.1
Distribution of Production - All oil in storage above the pipeline connection (less tank bottoms) or gas beyond the meters at the Effective Time shall be credited to Seller, less applicable royalties and production, severance or excise Taxes. Seller shall use the operator’s gauging of the oil in storage and reading of all gas meters as of the Effective Time. As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price paid to Seller under the applicable Contract at the time of such sale. Title to the oil in storage shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing, less applicable royalties and production, severance or excise Taxes.

13.2
Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Assets for all periods of time from and after the Effective Time shall belong to Buyer. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller Group, promptly reimburse Seller for and hold Seller Group harmless from and against same, provided, however, for the avoidance of doubt, that income, franchise, and similar Taxes of Seller shall not be borne by Buyer.

13.3
Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time. The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

13.4
Imbalances - Set forth in Schedule 13.4 is a listing of all gas imbalance volumes derived from the most recent imbalance statement from the operator of each Well where a known imbalance exists measured in Mcfs and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets (the “Represented Imbalance”). As part of the Post-Closing Statement, the Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of the difference between the aggregate net volume of overproduction or underproduction associated with the Assets set forth on Schedule 13.4 and the aggregate net volume of overproduction or underproduction associated with the Assets as of the Effective Time, as derived from the imbalance statement of the well operator as of that time (the “Assumed Imbalances”). The value of said difference between the aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $2.00 by the volume of such difference in Mcfs. Buyer shall be solely responsible for any liability and solely entitled to any benefit from such production imbalances relating to the Assets, whether occurring on, before or after the Effective Time.

13.5
Pipeline and Other Non-Wellhead Imbalances - To the extent there exists any imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), at Closing the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance. The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons. Buyer shall be solely responsible for any liability and solely entitled to any benefit from such Pipeline Imbalances relating to the Assets from and after the Effective Time; provided, that Buyer shall not be liable for any penalties or surcharges payable to the pipeline transport for periods prior to the Effective Time. If the Pipeline Imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to pre-Effective Time periods subsequent to Closing but prior to the Post-Closing Statement, then the value adjustment associated with any imbalance will be made in connection with the Post-Closing Statement.

ARTICLE 14

14.	INTERIM OPERATIONS

14.1	Standard of Care - During the period from the Execution Date to Closing, Seller shall:

(i)	to the extent the operator of the Assets allows, permit Buyer to have access for inspection as to any of the Assets;

(ii)
operate the Assets operated by Seller or its Affiliate, and with respect to other Assets, use commercially reasonable efforts to ensure that the operator operates the Assets, in its ordinary course of business, consistent with past practices and in accordance with applicable industry standards and the terms and conditions of all applicable Contracts, laws and regulations (for the avoidance of doubt, subject to Section 14.1(x) and in consultation with Buyer, Seller shall have the right to take any and all actions in accordance with such standards, Contractual terms and conditions, laws and regulations that Seller deems reasonably necessary or appropriate to remediate, resolve and/or address those matters set forth on Schedule 5.20);

(iii)
not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the sale of Hydrocarbons in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights or outstanding mortgages placed by Seller upon the Assets to be released on or before Closing);

(iv)
to the extent the operator of the Assets, use commercially reasonable efforts to assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with Persons having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise;

(v)
take any and all actions reasonably necessary to ensure that the Assets are free and clear as of the Closing of all liens and encumbrances placed thereon by, through or under Seller, other than Permitted Encumbrances and liens for Taxes not yet due or payable;

(vi)
not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect;

(vii)	will not terminate, materially amend, or extend any Material Contracts affecting the Assets and will not execute any Material Contracts affecting the Assets;

(viii)
to the extent the operator of the Assets, use commercially reasonable efforts to cause the Assets to be maintained in accordance with the terms and conditions of the applicable Contracts and applicable laws and regulations and consistent with past practices, and consult with Buyer with respect to same;

(ix)
except for those capital projects and authorizations for expenditure described on Schedule 5.13, not approve any operations or capital projects with respect to the Assets or any part thereof anticipated in any instance to cost the owner of the Assets, on a net basis, more than Fifty Thousand Dollars ($50,000) per activity or per series of related activities (excepting emergency operations necessary to avoid a material monetary penalty or forfeiture of any applicable Lease or Contract), without Buyer’s prior written consent; and

(x)
settle or compromise the matter described in (A) item 1 of Schedule 5.20 with the landowner referenced in such item or (B) item 2 of Schedule 5.20 with the landowner referenced in such item, unless in each case such settlement or compromise (i) entails a full and unconditional release of Seller and its successors and assigns without any admission or finding of fault or liability and (ii) does not impose on Seller (or the Buyer Group) any material non-financial obligation or any financial obligation that is not fully paid by Seller.

14.2
Third-Party Notifications - Buyer shall make all notifications to all Governmental Authorities and similar groups associated with the Assets within ten (10) days prior to Closing. A copy of all such notifications shall be promptly provided to Seller pursuant to the notice provisions contained in Article 18 hereof.

14.3
Bonds – On or before Closing, Buyer shall post, or cause to be posted, all bonds required by any Governmental Authority or other body to own and operate the Assets. From and after the Closing, Buyer shall provide any documentation reasonably requested by Seller to facilitate the release of Seller’s bonds with respect to the Assets.

ARTICLE 15

15.	EXCHANGE PROVISION
Seller and Buyer, respectively, shall have the right, prior to Closing, to elect to effect a tax-deferred exchange under Code Section 1031 (a “Tax Deferred Exchange”) for the Assets at any time prior to Closing. If such Party elects to affect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to affect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that such Seller and/or Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties. The electing Party shall indemnify and hold the other Party and the members of its Seller Group or Buyer Group, as the case may be, harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this Article 15 pursuant to the request of the electing Party.
ARTICLE 16

16.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

16.1
Definitions - For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its Affiliates, all successors, heirs and permitted assigns of Buyer and its Affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing. For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Seller and its Affiliates, all successors, heirs and permitted assigns of Seller and its Affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

16.2	Buyer’s Assumption of Obligations

16.2.1
Assumed Obligations - Subject to Closing occurring, and further subject to the Seller’s indemnification provisions of Section 16.4, Buyer hereby assumes and agrees to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged):

(a)
except as set forth in Section 16.2.1(a)(ii) below, all of the obligations, liabilities and Claims of or against Seller, known or unknown, with respect to the Assets, but only insofar as the same arise on, or after, and are attributable to actions, occurrences and operations conducted from and after, the Effective Time, including, but not limited to:

(i)
the payment and/or performance of all Taxes, leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods from and after the Effective Time;

(ii)	Claims for damages to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising from and after the Closing Date;

(iii)
any other Claims arising, directly or indirectly from, or incident to, the use, occupation, operation (including but not limited to royalty and accounting Claims or production or pipeline imbalances) or maintenance of any of the Assets arising or occurring from and after the Effective Time; and

(b)	all of those liabilities and obligations described in Section 16.2.2, and

(c)
following the expiration of Seller’s indemnity obligations as set forth in Section 16.4, any and all duties and obligations or Claims which would fall solely under Sections 16.4(iii) through (v), inclusive, and Section 16.4(ix), whether arising before, or after Closing except as otherwise provided in Section 16.4,

(collectively (a), (b) and (c) shall be referred to as the “Assumed Obligations”).

16.2.2
Environmental Assumed Obligations – Subject to Closing occurring, and further subject to the Seller indemnification provisions of Section 16.4(i) as to Buyer’s right to indemnification for breaches of Section 5.20, and Buyer’s right to indemnification under Section 8.2.1 and Section 16.4(ix):

(i)
THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR RELATED TO, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER.

(ii)
THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME. BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS, SUBJECT, HOWEVER TO BUYER’S RIGHT OF INDEMNITY UNDER SECTION 16.4(i) FOR BREACHES OF SECTION 5.20, AND BUYER’S RIGHT TO INDEMNITY UNDER SECTION 8.2.1 AND SECTION 16.4(ix).

16.2.3
Full Understanding - Buyer covenants and agrees that it shall not attempt to avoid the effect of the indemnification made by it above by later arguing that at the time of the indemnification it did not fully appreciate the extent of any such Claims.

16.3	Buyer’s General Indemnity - Buyer shall, upon Closing, defend, indemnify, release and hold harmless Seller Group from and against any and all Claims in favor of any Person arising from or relating to:

(i)	Buyer’s breach of any of its representations and warranties in this Agreement or in any agreements or instruments executed by Buyer in connection herewith;

(ii)	Buyer’s breach of any of its covenants in and under this Agreement or in or under any agreements or instruments executed by Buyer in connection herewith; and

(iii)	The Assumed Obligations,
REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SUCH CLAIMS TO THE EXTENT

CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP.

16.4	Seller’s General Indemnity - Seller shall, upon Closing, defend, indemnify, release and hold harmless Buyer Group from and against any and all Claims in favor of any Person arising from or related to:

(i)	Seller’s breach of any of its representations and warranties in this Agreement or in any agreements or instruments executed by Seller in connection herewith;

(ii)	Seller’s breach of any of its covenants in and under this Agreement or in or under any agreements or instruments executed by Seller in connection herewith;

(iii)
subject to the provisions of Article 8 and Section 16.2.2, any and all duties and obligations of Seller, express or implied, with respect to the Assets, or the use, ownership, operation or disposition of the Assets arising before (or to the extent otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases, Easements, Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority;

(iv)
subject to the provisions of Article 8 and Section 16.2.2, any Claims for damage to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising before (or to the extent otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time;

(v)
subject to the provisions of Article 8 and Section 16.2.2, any other Claims arising directly or indirectly from, or incident to, the use, occupation, operation (excluding royalty, tax and accounting Claims) or maintenance of any of the Assets, and arising or accruing before (or to the extent otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) to the Effective Time;

(vi)
the failure of Seller, in its capacity, if any, as operator of the Assets, to properly pay when due all Taxes, royalties, overriding royalties, production payments, and, whether as operator or non-operator of the Assets, its own working interest payments as billed to it by the operator, in each case relating to the Assets and attributable to periods prior to the Effective Time with respect to the ownership or operation of the Assets;

(vii)	any Claims arising directly or indirectly from the Retained Assets;

(viii)
subject to the provisions of Article 8 and Section 16.2.2, any liability or obligation relating to any lawsuits, arbitrations or similar proceedings pending as of the Closing Date as to which Seller is a party, including, without limitation, those set forth in Schedule 5.7 but excluding those relating to the matters set forth on Schedule 5.20; and

(ix)
any of the following matters (provided, to the extent the Environmental Notice described or referenced any such matters, Buyer Group shall not be entitled to any rights under this Section 16.4(ix) for such matters):

(A)
damages, if any, payable to the landowner (or any other third party) referenced in item 1 of Schedule 5.20 in connection with the release of salt water at the North Grano Madison Unit #4 Oil Battery, which release is more specifically described in such item 1, and performing any further remediation required in writing by any applicable Governmental Authority pursuant to Environmental Law to the extent attributable to such release;

(B)
damages, if any, payable to the landowner (or any other third party) referenced in item 2 of Schedule 5.20 in connection with the release of oil and brine water near the Galvin 1 well located in the Flaxton Field in Burke County, North Dakota, which release is more specifically described in such item 2; and

(C)
overseeing the monitoring wells Seller placed around the area excavated in connection with the release of salt water at the Mohall site, which release is more specifically described in item 3 of Schedule 5.20, and performing any further remediation required pursuant to Environmental Law to the extent attributable to such release;

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SUCH CLAIMS TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP; PROVIDED, HOWEVER, THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO (A) SECTION 16.4(iv) ABOVE SHALL APPLY ONLY FOR A PERIOD OF TWENTY-ONE (21)

MONTHS FOLLOWING THE CLOSING DATE AND (B) SECTIONS 16.4(i), (iii), (v) AND (ix) ABOVE SHALL APPLY ONLY FOR A PERIOD OF TWELVE (12) MONTHS FOLLOWING THE CLOSING DATE, EXCEPT THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER (x) UNDER SECTION 16.4(i) FOR BREACH OF SECTIONS 5.1, 5.2, 5.5, 5.14, 5.15 AND 5.16. (THE “FUNDAMENTAL REPRESENTATIONS”), (y) UNDER SECTIONS 16.4(ii), (vi), (vii) AND (viii) AND (z) FOR TAXES THAT ARE THE RESPONSIBILITY OF SELLER UNDER ARTICLE 12, SHALL IN EACH CASE SURVIVE INDEFINITELY. THEREAFTER, SUBJECT TO THE PRECEDING SENTENCE, BUYER SHALL, PURSUANT TO SECTION 16.3, ASSUME RESPONSIBILITY FOR, AND SHALL ALSO AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON FOR PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OR FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION OR MAINTENANCE OF ANY OF THE ASSETS OR ANY OTHER CLAIMS WHICH WOULD OTHERWISE BE SUBJECT TO SELLER’S GENERAL INDEMNITY UNDER SECTIONS 16.4(i), (iii), (iv), (v) AND (ix). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION IS TIMELY MADE WITHIN THE APPLICABLE SURVIVAL PERIOD SET FORTH ABOVE, SUCH SURVIVAL PERIOD SHALL BE EXTENDED (SOLELY WITH RESPECT TO SUCH CLAIM FOR INDEMNIFICATION TIMELY MADE WITHIN THE APPLICABLE SURVIVAL PERIOD SET FORTH ABOVE) UNTIL THE FINAL RESOLUTION OF SUCH CLAIM.

16.5
Limitation on Indemnification - Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer pursuant to (a) Section 16.4(i) (excluding Seller’s liability for indemnification under Section 16.4(i) for breaches of the Fundamental Representations) unless, and then only to the extent that, (i) any individual claim exceeds Fifty Thousand Dollars ($50,000) and (ii) the aggregate losses to which Buyer would be entitled to indemnification (but for the provision of this Section 16.5) exceed a deductible equal to three percent (3%) of the Base Purchase Price and (b) Section 16.4(ix) unless, and then only to the extent that, the aggregate losses to which Buyer would be entitled to indemnification (but for the provisions of this Section 16.5) exceed a deductible equal to One Hundred Thousand Dollars ($100,000). Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for the indemnification under (x) Section 16.4(i) above shall not exceed twenty (20%) of the Base Purchase Price, except for Seller’s liability for indemnification under Section 16.4(i) for breaches of the Fundamental Representations, (y) Section 16.4(ix) above shall not exceed Two Million Dollars ($2,000,000) and (z) Sections 16.4(ii) through (vi) (after taking in account and including the amount of Seller’s aggregate liability for indemnification under Section 16.4(i) for breaches of any and all representations and warranties that are not Fundamental Representations and Section 16.4(ix)) shall not exceed the Base Purchase Price. Nothing in this Article 16 shall limit or otherwise modify the liability of Seller for breach of the special warranty of title set forth in the Conveyances. For purposes of determining both the amount of Claims incurred by any member of the Buyer Group and whether there has been a breach of any of Seller’s representations and warranties for which any member of the Buyer Group is entitled to indemnification under Section 16.4, any materiality qualifiers in Seller’s representations or warranties shall be disregarded (provided, each reference to “Material Contracts” in Section 5.6 shall not be disregarded).

16.6
Further Limitation on Indemnification - Neither Party shall have any obligation under Article 16 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Post-Closing Statement, provided such Party has paid all amounts due pursuant to this Agreement.

16.7	Indemnification Procedures

16.7.1
General - All Claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 16.7. Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

16.7.2
Claim Notice - In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). To the extent any losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such Claim. The failure of any Indemnified Party to give notice of a third party Claim as provided in this Section 16.7.2 shall not relieve the Indemnifying Party of its indemnity obligations except to the extent such failure prejudices the Indemnifying Party’s ability to defend against the third party Claim.

16.7.3
Notice Period - The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such losses and/or (ii) with respect to any losses arising out of, associated with, or relating to third party Claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such losses. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

16.7.4
Cooperation - If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any losses that the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any counterclaims against the third party asserting such losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party). Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the losses at issue.

16.7.5
Settlement - No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No such Claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

16.7.6
Scheduled Environmental Matters – During the period of time commencing at the Closing and continuing thereafter for so long as Seller is required to indemnify Buyer Group under Section 16.4(ix) with respect to the matters set forth on Schedule 5.20, Buyer agrees to (a) obtain the written consent of Seller before settling or otherwise compromising (i) with the landowner and any other third parties referred to in items 1 through 3 of Schedule 5.20, (ii) with any Governmental Authority with respect to such matters or (iii) any such matter that Seller has not elected to defend Buyer Group pursuant to Section 16.7.3; (b) not take any action in furtherance of remediating, resolving and/or addressing such matters without having consulted Seller with respect to the same for a reasonable period of time, including obtaining Seller’s written consent to the incurrence of the costs thereof, which consent shall not be unreasonably withheld or delayed; (c) keep Seller reasonably informed on the status of such matters, including, to the extent Buyer or any of its Affiliates receives notice from any Person regarding such matters, promptly notifying Seller of the same; (d) allow Seller to (i) participate in any communication or negotiation with or appearance before any Governmental Authority regarding the remediation or resolution of such matters and (ii) observe the remediation of such matters; and (e) to the extent Buyer takes any action to remediate, resolve or address such matters, perform such actions in accordance with applicable Environmental Laws.
16.8Exclusive Remedy- Seller and Buyer acknowledge and agree that from and after the Closing Date the indemnification provisions of this Article 16 are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller or Buyer under this Agreement, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies; provided that the foregoing shall not be deemed to limit (a) the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) in the case of the breach by a Party of its obligations set forth in Section 9.1 and Article 10 or other damages in the case of common law actual fraud or (b) any claim or remedy against Seller for any breach of any special warranty of title set forth in any Conveyance.
ARTICLE 17

17.	CASUALTY LOSS
If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction. Without limiting a Party’s right to terminate this Agreement pursuant to Section 19.1(c), if any Casualty Defect exists at Closing, at Seller’s option, Buyer shall proceed to purchase the damaged Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect. In the event the Parties cannot agree on the value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3. Notwithstanding any of the preceding provisions of this Article 17, all adjustments applicable to Casualty Defects shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Casualty Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and the Parties shall subsequently close and consummate the transaction as to the Assets made the subject of the dispute within ten (10) Business Days following the final resolution of the dispute. Notwithstanding anything to the contrary contained in this Article 17, Seller shall be entitled to retain all insurance proceeds, if any, and Claims against other parties relating to any such Casualty Defect. For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.
ARTICLE 18

18.	NOTICES
All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail or by facsimile transmission and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

BUYER	SELLER

Enduro Operating LLC	PRC Williston, LLC
c/o Enduro Resource Partners LLC 777 Main Street, Suite 800	Williston Hunter ND, LLC 410 17th Street, Suite 1000
Fort Worth, Texas 76102	Denver, Colorado 80202
Attention: Kevin D. Smith Director – Land	Attention: R. Glenn Dawson
Phone: (817) 529-8640	Phone: (720) 536-3670
Fax: (817) 529-8450	Fax: (303) 571-4304
Email: ksmith@endurores.com	Email: gdawson@willistonhunter.com

with a copy to:	with a copy to:
(which shall not constitute notice)

Kelly Hart & Hallman LLP	MAGNUM HUNTER RESOURCES CORP.
201 Main Street, Suite 2500	777 Post Oak Blvd., Suite 650
Fort Worth, Texas 76102	Houston, Texas 77056
Attention: Todd W. Spake	Attention: Paul Johnston, SVP and General Counsel
Phone: (817) 332-2500	Phone: (832) 369-6896
Fax: (817) 878-9280	Fax: (832) 369-6992
Email: todd.spake@kellyhart.com	Email: pjohnston@magnumhunterresources.com
ARTICLE 19

19.	TERMINATION

19.1	Termination - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)	by the mutual written agreement of Buyer and Seller;

(b)
by written notice from either Buyer or Seller if Closing has not occurred on or before January 15, 2014; provided, however, that no Party may terminate this Agreement pursuant to this Section 19.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date; or

(c)
by written notice from either Buyer or Seller if the aggregate sum of (i) the Title Defect amounts for all Title Defects timely and properly asserted pursuant to Article 7, (ii) the Environmental Defect amounts for all Environmental Defects timely and properly asserted pursuant to Article 8, (iii) the Casualty Defect amounts pursuant to Article 17, and (iv) the reductions to the Base Purchase Price pursuant to Section 9.2 exceed the Termination Threshold.

19.2
Liabilities Upon Termination; Deposit Amount - If this Agreement terminates, as described in Section 19.1 above, then the entire Deposit, plus the actual interest earned thereon, shall be returned and paid to Buyer and all obligations of the Parties under this Agreement shall thereafter terminate and be of no further force and effect, except that the provisions of Sections 20.4 and 20.5 shall survive; provided, however, that if this Agreement is terminated because of either:

(a)
a willful or intentional material breach of this Agreement by the Seller or because Buyer’s conditions to Closing are not satisfied as a result of Seller’s willful or intentional failure to comply with its material obligations under this Agreement (and, as a result, Buyer elects to terminate this Agreement under Section 19.1(b) above), then Buyer shall be entitled to the immediate return of the Deposit, plus the actual interest earned thereon, and shall also be entitled to pursue all remedies available at Law for damages or other relief, in equity or otherwise, including without limitation, its right to obtain specific performance pursuant to Section 20.10; or

(b)
a willful or intentional material breach of this Agreement by Buyer or because Seller’s conditions to Closing are not satisfied as a result of Buyer’s willful or intentional failure to comply with its material obligations under this Agreement (and, as a result, Seller elects to terminate this Agreement under Section 19.1(b) above), then Seller shall be entitled to (i) retain the Deposit, plus the actual interest earned thereon as liquidated damages (and the parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Deposit, plus the actual interest earned thereon, is a fair and reasonable estimate of such damage), or (ii) pursue any and all remedies available at Law or in equity (including specific performance pursuant to Section 20.10).

ARTICLE 20

20.	MISCELLANEOUS

20.1	Entire Agreement - This Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement among the Parties.

20.2
Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned and their respective permitted successors and assigns, and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties. The representations made by Seller under Article 5 shall continue in full force and effect for a period of twelve (12) months from and after the Closing Date, except for the Fundamental Representations, which shall survive indefinitely. Any confidentiality agreement between or among the Parties (or any Affiliate of such Party) related to the transactions contemplated herein shall terminate upon Closing, notwithstanding anything to the contrary contained in any such confidentiality agreement. Unless otherwise provided herein, all promises, agreements, releases, and indemnities made in this Agreement or in the Conveyances to be performed after Closing, together with all representations and warranties made by Buyer in this Agreement, shall survive Closing without limitation, subject however to applicable statutes of limitations.

20.3
Selected Arbitration -    - Any disputes under Sections 7.4.3, 8.2.3, 11.3, and 17 that specifically refer to this Section 20.3 shall be resolved by arbitration to be conducted in Houston, Texas, by a single arbitrator (i) for title matters under Section 7.4.3 who shall be a title attorney, in good standing, with at least ten (10) years’ experience in oil and gas title involving properties in the regional area in which the Assets are located, or (ii) for matters under Sections 11.3 or 17 shall be an oil and gas attorney with at least ten (10) years’ experience in the regional area in which the Assets are located, who in each case shall be selected by mutual agreement of Buyer and Seller within fifteen (15) Business Days after referral of the disputed matter to arbitration, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Defect Arbitrator”). The Defect Arbitrator shall not have been employed by or performed services to the Seller or Buyer for a period of five (5) years prior to the Closing Date. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 20.3. The Defect Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. Additionally, the Defect Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum or environmental engineers. The Defect Arbitrator shall act as an expert for the limited purpose of determining the specific dispute referred to the Defect Arbitrator and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear its own respective legal fees and other costs of presenting this case. Seller, on one part, and Buyer, on the other part, shall bear one-half of the costs and expenses of the Defect Arbitrator, including any costs incurred by the Defect Arbitrator that are attributable to any third party consultation. Except as expressly set forth above, no other dispute under this Agreement shall be resolved by arbitration, except by the mutual agreement of the Parties.

20.4	Choice of Law; Jurisdiction(a) -

(a)
THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(b)
ANY CLAIM OR CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL BE BROUGHT IN THE STATE OR FEDERAL DISTRICT COURT OF HARRIS COUNTY, TEXAS. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT SUCH

PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

20.5
Assignment - No Party shall assign or otherwise transfer all or any part of this Agreement to any Person, nor shall any Party delegate any of its rights or duties hereunder to any Person, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) and any transfer or delegation made without such consent shall be void; provided, however, that nothing in this Section 20.5 shall be deemed to limit Buyer’s ability to assign, transfer, sell or otherwise dispose of any portion of the Assets from and after Closing to a third Person. Notwithstanding the foregoing, Buyer shall be entitled to assign any of its rights, benefits, duties and obligations hereunder to an Affiliate; provided, however, that in the event of such assignment, Buyer shall remain obligated to Seller for its duties and obligations under this Agreement.

20.6
No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any Law by either Seller or Buyer or by their respective officers, directors, employees, or agents.

20.7
Waivers and Amendments - Except for waivers specifically provided for in this Agreement, a waiver of any rights hereunder will be valid only if set forth in a writing signed by the Party to be bound thereby. This Agreement may not be amended except by an instrument in writing signed by both Parties.

20.8
Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by facsimile or electronic mail transmission of signatures pages with original signature pages to promptly follow in due course.

20.9
Third-Party Beneficiaries -    - Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto, except the rights expressly provided to the Persons described in Article 16, provided however only Seller can assert Claims on behalf of Seller Group and only Buyer can assert Claims on behalf of Buyer Group.

20.10
Specific Performance    - Subject to the provisions of Article 19, Buyer and Seller acknowledge and agree that Seller or Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any other Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Seller and Buyer may be entitled, at Law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance; provided, however, if specific performance is obtained, then Buyer shall receive credit for the Deposit toward the Base Purchase

Price. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.

20.11
Public Communications - After the Execution Date and after Closing, either Party may make a press release or public communication concerning this transaction; provided, however, any such press release or public communication is subject to the other Party’s prior review and written approval, which approval will not be unreasonably withheld or delayed; provided further, however, that, if Buyer, on the one hand, or Seller, on the other is required by Law or the rules of the New York Stock Exchange to make such public announcement or statement, then the same may be made without the approval of each other Party, but only to the extent the name of the other Party or Parties (as the case may be) is omitted from such announcement or statement; provided further that no such review or approval of Buyer shall be required for any periodic or other report of Seller or its Affiliates filed with the Securities and Exchange Commission disclosing the execution or Closing of this Agreement.

20.12
Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

20.13
Expenses - Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all Taxes and fees for the recording of the Conveyances relating to the Assets. All other costs shall be borne by the Party incurring them.

20.14
Waiver of Consumer and Other Rights - Seller and Buyer intend that Buyer’s rights and remedies with respect to the transaction contemplated by this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with the transaction contemplated by this Agreement shall be governed by legal principles other than the Texas Deceptive Trade Practices Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41, et seq. (Vernon 1987) (the “DTPA”) or similar Laws in other states. BUYER WAIVES ITS RIGHTS UNDER THE DTPA SPECIFICALLY INCLUDING SECTION 17.41 ET. SEQ., VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, OR ANY SIMILAR STATE OR FEDERAL LAW. AFTER AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER ACKNOWLEDGES THAT THE DISCLAIMERS AND WAIVERS GIVEN IN AND UNDER THIS AGREEMENT SHALL BE CONSIDERED MATERIAL AND INTEGRAL PARTS OF THIS AGREEMENT, WITH CONSIDERATION GIVEN THEREFOR, AND ACKNOWLEDGES THAT ALL DISCLAIMERS AND WAIVERS ARE “CONSPICUOUS” AND HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO ALL DISCLAIMERS AND WAIVERS. Buyer hereby warrants and represents to Seller, as of the date hereof and as of the Closing Date, that (i) Buyer is not in a significantly disparate bargaining position, (ii) Buyer has been represented by legal counsel in connection with the transaction contemplated by this Agreement, which transaction does not involve the purchase or lease of a family residence occupied or to be occupied as a residence, and which transaction is for a consideration paid or to be paid that exceeds $500,000.00 and (iii) Buyer is a business consumer with assets of $5,000,000.00 or more according to Buyer’s most recent financial statement prepared in accordance with GAAP and has knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction. Buyer acknowledges that the Purchase Price is predicated upon this waiver of the DTPA and similar Laws in other states and the inapplicability of the DTPA and similar Laws in other states and Buyer’s representations and warranties contained in this Section 20.14, and the Seller, in determining to proceed with entering into this Agreement, has expressly relied upon this waiver and the inapplicability of the DTPA and similar Laws in other states and Buyer’s representations and warranties contained in this Section 20.14.

20.15
Employees of Seller – Notwithstanding anything to the contrary contained in any confidentiality agreement between or among the Parties, this Agreement or any agreements or documents contemplated hereby to be executed by any of the Parties, Buyer or its Affiliates, in its and their sole discretion, may make offers of employment to one or more of the employees listed in Schedule 20.15 (the “Available Employees”). From and after the Execution Date until the Closing Date, Seller shall cooperate with Buyer in permitting Buyer or its Affiliates reasonable access to the Available Employees to: (i) interview during normal business hours; (ii) seek consent to perform background check and drug testing consistent with Buyer’s or its Affiliate’s policies; and (iii) communicate any information concerning employment offers and employment with Buyer or its Affiliates. It is agreed that Seller is responsible for any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar laws, rules or regulations arising as a consequence of the transactions contemplated by this Agreement.

20.16
Financial Information – Prior to and for a period of eighteen (18) months following Closing, Seller shall use its commercially reasonable efforts to cause its accountants, counsel, agents, and other third parties to cooperate with Buyer and its representatives in connection with the preparation by Buyer of financial statements and other financial data related to the Assets (collectively, the “Financial Statements”) that are required to be included in any filing by Buyer or its Affiliates with the Securities and Exchange Commission. Prior to and for a period of eighteen (18) months following Closing, Seller shall give Buyer and its representatives reasonable access during normal business hours to the financial data and other records necessary for the preparation of the Financial Statements upon not less than five (5) Business Days’ notice. Seller shall use its commercially reasonable efforts to obtain representation letters and similar documents from applicable personnel of Seller as may be required in writing by Buyer’s auditor to be provided by Seller in connection with the preparation and audit of the Financial Statements; provided, however, that this obligation shall (a) terminate eighteen (18) months after the Closing Date and (b) be inapplicable to any requested representation that, in the reasonable judgment of such personnel, is not factually accurate in all material respects. Subject to Seller’s compliance with this Section 20.16, Buyer agrees that any inability or failure of Seller to obtain any such representation letter or similar document shall not, directly or indirectly, create or result in any liability on the part of Seller or constitute a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement. Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller with respect to Seller’s obligations under this Section  20.16 (which costs and expenses shall include a reasonable hourly rate for all personnel of Seller or any Affiliate of either Seller preparing any Financial Statements, representation letters or similar documents or otherwise performing services with respect to Seller’s obligations under this Section 20.16) promptly after receiving a written invoice therefor from Seller.

20.17
Accounting Documentation – Seller shall use commercially reasonable efforts to provide within ten (10) Business Days after the Execution Date Buyer access to or copies of (as applicable) the following accounting documentation to the extent such documentation is in Seller's, its Affiliates' or its or their respective representatives' possession and relate to the Assets; provided, however, that Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use commercially reasonable efforts to obtain any consents necessary to allow Buyer to review such data or information) (collectively, the “Accounting Documentation”):

(a)	reports and information utilized in and generated by the revenue, severance tax, and production reporting processes for the three (3) months preceding the Execution Date, including:

(i)	gross and net lease operating statements by Well showing both the net amount of the oil and gas sales for Buyer’s interest and 8/8ths gross to the Well;

(ii)	electronic download of revenue decks and owner master for all owners in the Wells;

(iii)	revenue booking spreadsheets utilized to allocate volumes and revenues used in booking revenue to the system and related source documents;

(iv)	reports detailing purchaser by Well, Lease or unit by product;

(v)	reports detailing royalty and working interest owner payments by Well;

(vi)	listing of Suspense Accounts;

(vii)	severance, production tax and royalty filings, along with calculations;

(viii)	listing of federal and state Leases;

(ix)	production reports filed with regulatory agencies;

(x)	reconciliation of BLM and state royalties paid and recorded;

(xi)	payout statements; and

(xii)	documentation of approval of stripper status for Wells for state production taxes.

(b)	reports and information related to JIB processing, including:

(i)	electronic download of JIB decks;

(ii)	schedules detailing allocations to Wells or facilities;

(iii)	COPAS billing rate schedule for drilling and producing overhead rates;

(iv)	schedule of netted owners;

(v)	schedule of prepayment balances;

(vi)	list of self-insured working interest owners; and

(vii)	reports detailing joint interest billings sent out by Seller for the three (3) months preceding the Execution Date.

(c)	reports, data and information related to land administration, including:

(i)	electronic download of all oil and gas leases/contracts;

(ii)	all oil and gas lease/contract summary data sheets; and

(iii)	annual rental obligation report summarized by respective oil and gas lease/contract and associated acres and dollar amount.

(d)	contact information of personnel knowledgeable about the above processes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER

PRC WILLISTON, LLC

By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: Chief Executive Officer

WILLISTON HUNTER ND, LLC

By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: Chief Executive Officer

BUYER

ENDURO OPERATING LLC

By: /s/ Kevin D. Smith
Name: Kevin D. Smith
Title: Director – Land

1565360
SIGNATURE PAGE
PURCHASE AND SALE AGREEMENT